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MATERIAL BELOW MARKED BY AN “***” HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
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EXHIBIT 10.6

AMENDED AND RESTATED CREDIT AGREEMENT

among

VERTEX ENERGY, INC.,

and

VERTEX ENERGY OPERATING, LLC
as Borrowers

and

BANK OF AMERICA, N.A.,
Lender

As of May 2, 2014

i

7.3	Authorization, Compliance, and No Default	35
7.4	Enforceability	35
7.5	Litigation	35
7.6	Taxes	35
7.7	Environmental Matters	35
7.8	Ownership of Assets; Intellectual Property	36
7.9	Liens	36
7.10	Debt	36
7.11	Insurance	36
7.12	Place of Business; Real Property	36
7.13	Purpose of Credit Facilities	36
7.14	Trade Names	36
7.15	Transactions with Affiliates	36
7.16	Financial Information	36
7.17	Material Contracts and Funded Debt	37
7.18	ERISA	37
7.19	Government Sanctions	37
7.20	Solvency	38

SECTION 8	AFFIRMATIVE COVENANTS	38
8.1	Items to be Furnished	38
8.2	Books, Records and Inspections	39
8.3	Taxes	39
8.4	Compliance with Laws	40
8.5	Maintenance of Existence, Assets, and Business	40
8.6	Insurance	40
8.7	Environmental Laws	40
8.8	ERISA	40
8.9	Use of Proceeds	40
8.10	Application of Insurance and Eminent Domain Proceeds	40
8.11	New Subsidiaries	41
8.12	Expenses	41
8.13	Primary Depositary Institution	41
8.14	Further Assurances	41
8.15	Keepwell	41
8.16	Equity Raise	42
8.17	Miscellaneous Business Covenants	42

SECTION 9	NEGATIVE COVENANTS	42
9.1	Debt	42
9.2	Liens	43
9.3	Compliance	43
9.4	Loans and Investments	43
9.5	Dividends	43
9.6	Acquisition, Mergers, and Dissolutions	43
9.7	Assignment	44
9.8	Fiscal Year and Accounting Methods	44
9.9	Sale of Assets	44
9.10	New Businesses	44
9.11	Transactions with Affiliates	44

9.12	Payroll Taxes	44
9.13	Prepayment of Debt	44
9.14	Purchase Agreement	45

SECTION 10	FINANCIAL COVENANTS	45
10.1	Fixed Charge Coverage Ratio	45
10.2	Leverage Ratio	45
10.3	Consolidated Adjusted EBITDA	45
10.4	Minimum Consolidated Liquidity	46
10.5	Certain Calculations	46

SECTION 11	EVENTS OF DEFAULT	46
11.1	Payment of Obligation	46
11.2	Covenants	46
11.3	Debtor Relief	47
11.4	Judgments	47
11.5	False Information; Misrepresentation	47
11.6	Default Under Other Agreements	47
11.7	Validity and Enforceability of Loan Documents	47
11.8	Hedge Agreement	47
11.9	Change of Management or Control	48
11.10	Material Adverse Effect	48
11.11	LCs	48
11.12	Default under the Subject Leases	48
11.13	Default under GS Term Loan Agreement	48

SECTION 12	RIGHTS AND REMEDIES	48
12.1	Remedies Upon Event of Default	48
12.2	Waivers	48
12.3	No Waiver	48
12.4	Performance by Lender	49
12.5	Cash Collateral	49
12.6	Cumulative Rights	49

SECTION 13	MISCELLANEOUS	49
13.1	Governing Law	49
13.2	Invalid Provisions	49
13.3	Multiple Counterparts and Electronic Signatures	49
13.4	Notice	49
13.5	Binding Effect; Survival	50
13.6	Amendments; Amendment and Restatement of Original Credit Agreement	50
13.7	Participants	50
13.8	Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	50
13.9	Arbitration; Waiver of Jury Trial	50
13.10	Indemnity	52
13.11	Indemnity Regarding Hazardous Materials	52
13.12	Joint and Several Liability	53
13.13	Borrower Representative	54
13.14	USA Patriot Act Notice	54

13.15	Entirety	54

SCHEDULES AND EXHIBITS

SCHEDULE 1	Parties, Addresses, and Wiring Information
SCHEDULE 2	Existing Debt and Liens
SCHEDULE 5	Conditions Precedent
SCHEDULE 7.2	Subsidiaries
SCHEDULE 7.5	Litigation
SCHEDULE 7.7	Environmental
SCHEDULE 7.12	Place of Business
SCHEDULE 7.14	Trade Names
SCHEDULE 7.15	Transactions with Affiliates
SCHEDULE 7.17	Material Contracts

EXHIBIT A	Revolving Note
EXHIBIT B	Loan Request
EXHIBIT C	Borrowing Base Certificate
EXHIBIT D	Compliance Certificate
EXHIBIT E	Pledge and Security Agreement
EXHIBIT F	Guaranty

v

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of May 2, 2014, among VERTEX ENERGY, INC., a Nevada corporation (“Holdings”), VERTEX ENERGY OPERATING, LLC, a Texas limited liability company (“Vertex-Operating” and together with Holdings, “Borrowers” and each individually a “Borrower”), and BANK OF AMERICA, N.A. (“Lender”).

RECITALS

A.          Borrowers have requested that Lender extend credit to Borrowers in the maximum principal amount of up to $20,000,000 in the form of a revolving credit facility, subject to increase in accordance with the terms of this Agreement.

B.           Lender is willing to extend the requested credit on the terms and conditions of this Agreement.

C.           Holdings and Lender previously entered into that certain Credit Agreement dated August 31, 2012, as amended prior to the date hereof (the “Original Credit Agreement”), and the parties desire to amend and restate the Original Credit Agreement in its entirety.

Accordingly, Borrowers and Lender agree as follow:

SECTION 1   DEFINITIONS AND TERMS.

1.1           Definitions.  As used in the Loan Documents:

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of the Equity Interests of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Holdings, Vertex-Operating or a Subsidiary of a Borrower is the surviving entity.

Affiliate means as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, that Person.  For purposes of this definition (a) “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct (or cause the direction of) management or policies of a Person, whether through ownership of voting interests or other ownership interests, by contract, or otherwise, and (b) the term “Affiliate” includes each officer and director of any Company, and each of the following as “Affiliates” of the others:  (i) each Guarantor; (ii) each Borrower; (iii) each Company; and (iv) E-Source.

Agreement means this Amended and Restated Credit Agreement, and all exhibits and schedules to this Agreement, in each case as amended, supplemented, or restated from time to time.

Applicable Margin means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Leverage Ratio), it being understood that the Applicable Margin for (a) Revolving Loans that are Base Rate Loans shall be the percentage set forth under the column “Base Rate”, (b) Revolving Loans that are LIBOR Loans shall be the percentage set forth under the column “LIBOR”, and (c) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Level	Leverage Ratio	LIBOR	Base Rate	Commitment Fee
1	Greater than 3.00 to 1.0	3.00%	2.00%	0.35%
2	Less than or equal to 3.00 to 1.0 and greater than 2.50 to 1.0	2.75%	1.75%	0.25%
3	Less than or equal to 2.50 to 1.0	2.35%	1.35%	0.25%
Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 8.1(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, Level 1 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.  In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Margin shall apply.

Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 3.4(d), and (b) the initial Applicable Margin shall be established at Level 1 until the first Business Day immediately following the date a Compliance Certificate is delivered to Lender pursuant to Section 8.1(c) for the fiscal quarter ending December 31, 2014.  Any adjustment in the Applicable Margin shall be applicable to all Credit Extensions then existing or subsequently made or issued.

Auto-Renewal LC is defined in Section 2.4(a)(iv).

Bango Acquisition means the acquisition by Vertex-NV of certain assets of Bango Refining in accordance with the terms set forth in the Purchase Agreement on the Closing Date.

Bango Refining means Bango Refining NV, LLC, a Delaware limited liability company.

Bank of America means Bank of America, N.A., and its successors.

Bank Product Provider means Lender or any Affiliate of Lender.

Bank Products means any one or more of the following types or services or facilities provided to Borrowers by a Bank Product Provider:  (a) credit cards and stored value cards, (b) Cash Management Agreements and similar or related services, including (i) the automated clearinghouse transfer of funds for the account of Borrowers pursuant to agreement or overdraft for any accounts of Borrowers maintained with Lender or any Bank Product Provider and (ii) controlled disbursement services, and (c) Hedge Agreements if and to the extent permitted hereunder.  Any of the foregoing shall only be included in the definition of the term “Bank Products” to the extent that the Bank Product Provider has been approved by Lender in writing.

Base Rate  means, for any day, a fluctuating rate per annum equal to Prime Rate.

Base Rate Loan means a Loan bearing interest based on the Base Rate.

Borrower has the meaning given such term in the Preamble to this Agreement.

Borrowing Base means, when determined, an amount equal to the total of (a) 80% of Eligible Accounts, plus (b) 65% of Eligible Inventory, minus (c) any Reserves established by Lender and in effect at such time, in each case as shown on the most recent Borrowing Base Certificate.  Inventory will be valued at the lower of average cost or market as set out in the Current Financials.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit C which is signed by a Responsible Officer of each Borrower.

Borrower Representative means Holdings.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Lender’s Office is located.

Capital Lease means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease”) (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes.

Cash Collateralize means to pledge and deposit with or deliver to Lender, as collateral for the LC Exposure, cash or deposit account balances pursuant to documentation in Proper Form.

Cash Management Agreement means one or more treasury management, cash management, or lockbox agreements (or a combination of such agreements) entered into by one or more of the Companies and Lender under which amounts paid to Borrowers are automatically deposited into Borrowers’ accounts with Lender and such accounts are swept or debited via ACH transactions and amounts are automatically invested overnight or are repaid under the Revolving Credit Facility, as such agreements may be amended or replaced from time to time.

CFTC means the Commodity Futures Trading Commission

Chambers County Leasehold Property means that certain real property leased by CMT pursuant to the CMT Lease and having an address commonly known as 200 Atlantic Pipeline Road, Baytown, Chambers County, Texas  77520.

Change of Control means (a) Benjamin P. Cowart ceases to own and control at least 20% of the Equity Interests of Holdings, (b) Holdings at any time ceases to own and control 100% of the Equity Interests of Vertex-Operating, (c) any Company ceases to own 100% of the Equity Interests of VAS, Vertex-II, VMS, Vertex-NV and Vertex-LA (d) VAS at any time ceases to own 100% of the Equity Interests of CMT, Crossroad Carriers, Vertex-Recovery, or H&H, (e) any Company ceases to be the sole general partner of CMT, Crossroad Carriers, Vertex-Recovery, or H&H, (f) following the Omega Acquisition, Vertex-NV or any other Company ceases to own 100% of the Equity Interests of GSLW, or (g) “any “change of control” or similar event under the GS Term Loan Agreement shall occur.

Change of Management means Benjamin P. Cowart ceases to be actively involved in the day-to-day management or operation of Borrowers and their respective Subsidiaries, unless within 60 days an interim or permanent successor reasonably acceptable Lender is appointed.

Churchill County Leasehold Property means that certain real property to be leased by Vertex-NV following the Bango Acquisition and the assignment of the Vertex-NV Lease and having an address commonly known as 33311 Bango Road, Fallon, Churchill County, Nevada 89406.

Closing Date means May 2, 2014.

CMT means Cedar Marine Terminals, L.P., a Texas limited partnership.

CMT Lease means that certain Lease Agreement dated as of July 25, 1997, between CP Terminal, LLC, as landlord, and TRW Trading, Inc., as tenant, to which CMT has succeeded as tenant, and as renewed, extended, modified, or supplemented from time to time.

Collateral is defined in Section 6.1.

Commitment means Lender’s obligation and commitment to make Loans and LC Credit Extensions under the Revolving Credit Facility up to the Revolving Committed Amount.

Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended, and all related rules, regulations and published interpretations.

Company or Companies means, at any time, Vertex-Operating, Holdings and each of their respective direct and indirect Subsidiaries that is a Guarantor.  For purposes of clarity, E-Source is not a Company.  On the Closing Date, Vertex-NV will be a “Company” in accordance with this defined term.  However, at any time that Vertex-NV is not required to be a Guarantor and has been released from its guarantee and the Liens granted in its assets to secure the Obligations have been terminated as provided in Section 6.1 and Section 6.3, Vertex-NV shall not be a “Company” and, among other things, its assets shall not be used in determining Eligible Accounts and Eligible Inventory under the Borrowing Base, and its results of operations shall not be used in calculating and measuring compliance with the financial covenants in Section 10.

Compliance Certificate means a certificate substantially in the form of Exhibit D signed by a Responsible Officer of each Borrower.

Consolidated Adjusted EBITDA means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (a)  the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) to the extent deducted in determining Consolidated Net Income, Transaction Costs, plus (vii) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), plus (viii) to the extent deducted in determining Consolidated Net Income, retention bonuses paid on or prior to December 31, 2014 in an aggregate amount not to exceed $650,500  minus (b) the sum, without duplication of the amounts for such period of (i) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (ii) interest income, plus (iii) other income.  For the avoidance of doubt, the provisions of Section 10.5 shall apply for purposes of calculating Consolidated Adjusted EBITDA with respect to the acquisition of Equity Interests of E-Source prior to the Closing Date, the Omega Acquisition and any other Permitted Acquisitions that occur after the Closing Date, measuring the foregoing components of Consolidated Adjusted EBITDA as if such acquisitions occurred on the first day of the applicable period.

Consolidated Capital Expenditures means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of the Companies.

Consolidated Cash Interest Expense means, for any period, Consolidated Interest Expense for such period based upon GAAP, excluding any paid-in-kind interest, amortization of deferred financing costs, and any realized or unrealized gains or losses attributable to Hedge Agreements.

Consolidated Fixed Charges means, for any period, the sum, without duplication of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal on Consolidated Total Debt, (iii) Consolidated Capital Expenditures, and (iv) the current portion of taxes provided for with respect to such period in accordance with GAAP.

Consolidated Interest Expense means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements, but excluding, however, any amounts referred to in Section 4 payable on or before the Closing Date.

Consolidated Liquidity means, as of any date, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to the sum of (a) cash-on-hand of Holdings and its Subsidiaries held in one or more Controlled Accounts as of such date (provided that such cash shall be included without being held in Controlled Accounts until Controlled Accounts are required to be in place), but excluding funds in the Vertex Refining Cash Collateral Account plus (b) the excess of the Revolving Credit Limit over the Revolving Credit Exposure.

Consolidated Net Income means, for any period, (a) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) the sum, without duplication, of (i) the income (or loss) of any Person (other than a Company) in which any other Person (other than a Subsidiary of Holdings) has a joint interest, plus (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with any Company or that Person’s assets are acquired by any Company, plus (iii) income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (iv) any gains or losses attributable to Dispositions or returned surplus assets of any Employee Plan, plus (v) the minority interest of any Person (other than Holdings or any of its Subsidiaries) in the income (or loss) of any Subsidiary of Holdings in which such Person has a joint interest, including, without limitation, E-Source, (vi) (to the extent not included in (i) through (v) above) any net extraordinary gains or net extraordinary losses.

Consolidated Total Debt means, as at any date of determination, the aggregate amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, including, without limitation, the Loans, all Capital Leases, all outstanding Indebtedness under the GS Term Loan Agreement but excluding all “earn-out” obligations and other deferred payment obligations with respect to any acquisition if and to the extent that such obligations are either (x) subject to an Earnout Subordination Agreement or (y) payable by Holdings and its Subsidiaries solely with shares of common stock of Holdings.

Controlled Account means a deposit account of a Company which is subject to the control of the Lender, in accordance with the terms of the Pledge and Security Agreement and the Intercreditor Agreement.

Credit Extension means a Loan or an LC Credit Extension.

Crossroad Carriers means Crossroad Carriers, L.P., a Texas limited partnership.

Current Financials means, when determined, the consolidated financial statements of Borrowers and the other Companies most recently delivered to Lender pursuant to Section 8.1.

Debt means, without duplication, for any Person (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services including, without limitation, any “earn-out” obligation (excluding any such obligations incurred under ERISA); (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (h) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (i) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (i), the primary purpose or intent thereof is as described in clause (h) above; and (j) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Hedge Agreement, whether entered into for hedging or speculative purposes.

Debtor Relief Laws means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Deed of Trust means (a) that certain Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of the date hereof, executed by VAS, as grantor, to PRLAP, Inc., as trustee, for the benefit of Lender, with respect to the Harris County Property, (b) that that certain Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of the date hereof, executed by Vertex-Recovery, as grantor, to PRLAP, Inc., as trustee, for the benefit of Lender, with respect to the Nueces County Property, (c) that certain Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of the date hereof, executed by VAS, as grantor, to PRLAP, Inc., as trustee, for the benefit of Lender, with respect to the Travis County Property, (d) that certain Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of the date hereof, executed by CMT, as grantor, to PRLAP, Inc., as trustee, for the benefit of

Lender, with respect to the Chambers County Leasehold Property, (e) that certain Leasehold Mortgage to Secure Present and Future Indebtedness, Assignment of Leases and Rents, and Security Agreement dated as of the date hereof, executed by Vertex-LA, as mortgagor, for the benefit of Lender, as mortgagee, with respect to the Jefferson Parish Leasehold Property and the  Plaquemines Parish Leasehold Property, (f) following the consummation of the Bango Acquisition, that certain Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, executed by Vertex-NV, as grantor, to PRLAP, Inc., as trustee, for the benefit of Lender, with respect to the Churchill County Leasehold Property, and (g) each other deed of trust or mortgage in form and substance reasonably acceptable to Lender, and executed by any Company, as grantor, for the benefit of Lender, to secure the Obligation.

Default means the occurrence of any event or the existence of any circumstance that would, with the giving of notice or lapse of time or both, become an Event of Default.

Default Rate means, from day to day, an annual rate of interest equal to the lesser of (a) the Base Rate plus 4%, and (b) the Maximum Rate.

Disposition means the sale, lease, transfer, conveyance, assignment, license, or other disposition (including any sale and leaseback transaction) of any asset by any Person, including any sale, assignment, transfer, conveyance, or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Dollar, Dollars or $ mean lawful money of the U.S.

Earnout Subordination Agreements means (a) that certain Subordination Agreement, dated as of the date hereof, by and between, Vertex Holdings, L.P., the Companies, Term Loan Agent and Lender and (b) any other subordination agreement with respect to earnout obligations entered into by the Lender and any other Person after the Closing Date.

Eligibility Date shall mean, with respect to each Borrower, each Guarantor, and each Hedge Agreement, the date on which this Agreement or any other Loan Document becomes effective with respect to such Hedge Agreement (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Hedge Agreement if this Agreement or any other Loan Document is then in effect with respect to Borrower or any Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Documents to which such Borrower or Guarantor is a party).  For purposes of this defined term, “Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

Eligible Accounts means an account or account receivable of any Company in which Lender holds a first-priority perfected security interest and which satisfies all of the following requirements:

(a)          it has not been outstanding more than 90 days after the relevant invoice date;

(b)          it has not been outstanding more than 60 days after the date it became due and payable;

(c)          it arises from the sale or lease of goods or from services rendered, such goods have been shipped or delivered to the account debtor under such account or such services have been fully performed and have been accepted by the account debtor, and such Company’s full right to payment for all sums due from such account debtor with respect to such account shall have been earned and then be due and payable;

(d)          it is a valid and legally enforceable obligation of the account debtor thereunder according to its express terms, and is not subject to any offset, counterclaim, crossclaim, or other defense on the part of such account debtor denying liability thereunder in whole or in part;

(e)          it is not subject to any mortgage, lien, security interest, right of a surety under a performance bond or otherwise or similar adverse rights or interests whatsoever other than the security interests granted to Lender under the Loan Documents;

(f)           it is evidenced by an invoice dated the date of shipment (in the case of goods sold or leased) or the date of performance (in the case of services rendered) and having payment terms acceptable to Lender, and is not evidenced by an instrument, note, draft, title retention and lien instrument, security agreement, acceptance, conditional sales contract, chattel mortgage or chattel paper and, if requested by Lender, a copy of such invoice shall have been delivered to and received by Lender;

(g)          it is not owed by an account debtor which is an Affiliate of any Company;

(h)          it does not constitute, require or provide for progress billings, retainages or deferred payments under a contract not fully performed;

(i)           it does not constitute, in whole or in part, interest or finance charges on outstanding balances, any amount received as a down payment or prepayment or other principal reduction or similar payment, any chargebacks or contra amounts or accounts;

(j)           it is an account with respect to which no return, repossession, rejection, cancellation, or repudiation shall have occurred or have been threatened;

(k)          it is an account with respect to which such Company continues to be in full conformity with the representations, warranties and covenants of such Company made with respect thereto;

(l)           it is not subject to any sales terms, trial terms, sales-or-return terms, consignment terms, guaranteed sales or performance terms, minimum sales terms, C.O.D. terms, cash terms, or similar terms or conditions;

(m)         it is not owed by an account debtor which is a Foreign Person;

(n)          it is not an account subject, in whole or in part, to any “bill and hold” or similar arrangement pursuant to which the invoice is delivered prior to the actual delivery of the sold or leased goods or the performance of the services;

(o)          it is not an account owed by the United States Government or any other Governmental Authority unless such account arises from a government contract that is a United States Government contract in Proper Form and such Company and Lender have completed and executed all forms and documents necessary to assign  such Company’s right, title and interest in such contract and all accounts and other rights arising thereunder to Lender in compliance with the Federal Assignment of Claims Act of 1940, as amended;

(p)          it is not owed by an account debtor with respect to which thirty percent (30%) or more of such account debtor’s total accounts owing to the Companies would not be deemed to be Eligible Accounts under clause (a) or (b) above;

(q)          it is not owed by an account debtor whose aggregate account balance with such Company exceeds twenty-five percent (25%) of the total value of such Company’s total Accounts, provided that, such accounts shall be excluded from the definition of Eligible Account only to the extent to which such accounts exceed twenty-five percent (25%) of the accounts of such Company;

(r)           it is not owed by an account debtor which is subject to any Debtor Relief Law or whose obligations with respect to which Lender, acting in its discretion, shall have notified the applicable Company in writing are not deemed to constitute an Eligible Account; and

(s)          prior to the occurrence of the Vertex-NV Ring Fence Termination Date with respect to the accounts of Vertex-NV only, it is an account that Lender has determined, in its sole discretion, should be excluded.

The amount of Eligible Accounts owed by an account debtor to such Company shall be reduced by the amount of all “contra accounts” and other obligations owed by any Company to such account debtor.  Accounts which are at any time Eligible Accounts, but which subsequently fail to meet any of the foregoing requirements shall, at such time, cease to be Eligible Accounts. Borrowers and Lender acknowledge and agree that (i) at the time any account becomes subject to a security interest in favor of Lender, said account shall be a good and valid account representing an undisputed, bona fide Debt incurred by the account debtor named therein, for merchandise held subject to delivery instructions or theretofore shipped or delivered pursuant to a contract of sale, or for services theretofore performed by such Company with or for said account debtor, (ii) there shall be no set-offs, counterclaims, or disputes against any such account except as indicated in some written list, statement or invoice furnished to Lender with reference thereto, (iii) one or more of the Companies shall be the lawful owner of all such accounts and shall have good right to subject the same to a security interest in favor of Lender, and (iv) no such account shall be sold, assigned, or transferred to any Person other than Lender or in any way encumbered except to Lender, and such Company shall defend the same against the lawful claims and demands of all persons other than Lender.  If any account shall be in violation of (A) the immediately preceding sentence or (B) any of the requirements to be an Eligible Account, it shall not be deemed an Eligible Account for purposes of this Agreement.

Eligible Contract Participant shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and regulations thereunder.

Eligible Inventory means any Company’s finished-goods inventory in which Lender holds a first-priority perfected security interest and which satisfies all of the following requirements:

(a)          it is not private label or styled type or otherwise subject to special marketing conditions or marketability limitations judged by Lender, in its sole discretion, to be unacceptable;

(b)          it is not parts, supplies, raw materials, nor work in process, nor does it include any shipping or packaging materials;

(c)          it is not materials or supplies used or to be used, or consumed or to be consumed, in the normal course of business of such Company;

(d)          it is new and unused;

(e)          it is owned by such Company and is not subject to any Lien or security interest whatsoever other than the Liens or security interests granted to Lender under the Loan Documents or a

Lien or security interest which has been subordinated to Liens or security interests granted under the Loan Documents, on terms acceptable to Lender;

(f)           it is held for sale in the normal and ordinary course of such Company’s business;

(g)          it is located at one of such Company’s places of business as set forth on Schedule 7.12;

(h)          it is not located on any leased premises unless Lender has a signed landlord waiver or landlord subordination agreement from the relevant landlord in Proper Form;

(i)           it is not of a type of inventory that is subject to any recall, class action litigation, governmental action, order, inquiry or investigation;

(j)           it is not on consignment, has not been shipped on a sale or return basis, and no warehouse receipt or document of title is or shall have been issued in respect of such inventory;

(k)          it is not inventory that Lender, in its reasonable discretion, has determined to be unmarketable or unacceptable;

(l)           it is not an item, type, or class of inventory which is Slow Moving; and

(m)         prior to the occurrence of the Vertex-NV Ring Fence Termination Date, it is inventory of Vertex-NV that Lender has determined, in its sole discretion, should be excluded.

The value of all Eligible Inventory shall be determined on the basis of any and all factors and criteria as Lender (in its sole discretion) shall deem appropriate, including, without limitation, that unless Lender shall determine that some other basis is more appropriate, such value shall be determined on the basis of the lower of cost, book or market value, net of all handling charges, taxes, assessments, insurance, warranty, interest, finance and other charges.

Eminent Domain Event means any Governmental Authority or any Person acting under a Governmental Authority institutes proceedings to condemn, seize or appropriate all or part of any asset of a Company.

Eminent Domain Proceeds means all amounts received by any Company as a result of any Eminent Domain Event.

Employee Plan means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Tax Code, maintained or contributed to by any Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

Environmental Law means any Law that relates to the pollution or protection of the environment, the release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems, or to health and safety.

Equity Interests means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and its related rules, regulations, and published interpretations.

ERISA Affiliate means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Tax Code (including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA).

E-Source means E-Source Holdings, LLC, a Texas limited liability company.

Event of Default is defined in Section 11.

Excluded Hedge Liabilities means with respect to Borrowers and any Guarantor, each of its Hedge Liabilities if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Hedge Liabilities is or becomes illegal under the Commodity Exchange Act, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s or such Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Hedge Agreement. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if any Hedge Liabilities arise under a master agreement governing more than one Hedge Agreement, this definition shall apply only to the portion of such Hedge Liabilities that is attributable to Hedge Agreements for which such guaranty or security interest is or becomes illegal under the Commodity Exchange Act, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or such Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Hedge Agreement; (b) if a guarantee of any Hedge Liabilities would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Hedge Liabilities shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the other Loan Documents and any Hedge Liabilities would be Excluded Hedge Liabilities with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability with respect to each such Person shall only be deemed applicable to (i) the particular Hedge Liabilities that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Hedge Liabilities constitute Excluded Hedge Liabilities.

Fee Letter means that certain fee letter dated as of the date hereof between Borrowers and Lender, as amended, restated, or supplemented from time to time.

Fixed Charge Coverage Ratio means the ratio as of the last day of (i) for the fiscal quarter ending June 30, 2014, of (a) Consolidated Adjusted EBITDA for the six months ended June 30, 2014, to (b) Consolidated Fixed Charges for the six months ended June 30, 2014, (ii) for the fiscal quarter ending September 30, 2014, of (a) Consolidated Adjusted EBITDA for the nine months ended September 30, 2014, to (b) Consolidated Fixed Charges for the nine months ended September 30, 2014, (iii) for the fiscal quarter ending December 31, 2014, (a) Consolidated Adjusted EBITDA for the twelve months ended December 31, 2014, to (b) Consolidated Fixed Charges for the twelve months ended December 31, 2014, and (iv) any other fiscal quarter of (a) Consolidated Adjusted EBITDA for the twelve-month period then ended, to (b) Consolidated Fixed Charges for the twelve-month period then ended.

Foreign Person means (a) a natural person who does not reside in the U.S., or (b) any Person (other than a natural person) that is not organized and validly existing under the laws of the U.S. or a state within the U.S.

Funded Debt means, when determined, (a) all Debt of the Companies for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, or otherwise), and (b) all Capital Lease obligations of the Companies.

GAAP means generally accepted accounting principles in the U.S. set out in the opinions and pronouncements of the of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time.

GSLW means Golden State Lubricants Works, LLC, a Delaware limited liability company.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, any government or any court, in each case whether associated with a state of the United States, the United States, or foreign entity or government.

Governmental Authorization means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

GS Term Loan Agreement means that certain Credit and Guaranty Agreement dated May 2, 2014, by and among Holdings, Vertex-Operating, as borrower, certain other direct and indirect subsidiaries of Holdings, as guarantors, the lenders party thereto, and Goldman Sachs Bank USA, as administrative agent, as amended, supplemented, or restated from time to time.

Guarantor means each of, and Guarantors means all of CMT, Crossroad Carriers, H&H Oil, VAS, Vertex-II, Vertex-LA, Vertex-NV, Vertex-Recovery, VMS, GSLW (following the closing of the Purchase Agreement), each other Subsidiary of each Borrower (excluding E-Source), and each other Person executing a Guaranty.

Guaranty means a guaranty substantially in the form of Exhibit F.

H&H Oil means H & H Oil, L. P., a Texas limited partnership.

Harris County Property means that certain real property owned by VAS and having an address commonly known as 7311 Decker Drive, Baytown, Harris County, Texas  77520.

Hazardous Materials means (a) any explosive or radioactive substance or waste, all hazardous or toxic substances, waste, or other pollutants, and any other substance the presence of which requires removal, remediation or investigation under any applicable Environmental Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any applicable Environmental Law, or (c) petroleum, petroleum distillates, petroleum products, oil, polychlorinated biphenyls, radon gas, infectious medical wastes, and asbestos or asbestos-containing materials.

Hedge Agreement means a Hedge Transaction which is provided by Lender or an Affiliate of Lender and is (a) documented on a form of master agreement published by the International Hedge Agreements and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or

other reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative purposes).

Hedge Liabilities means, with respect to any Hedge Agreement (a) the Hedge Termination Value for such Hedge Agreement, (b) any other liabilities owed by Borrowers, any Guarantor, or one of their respective Subsidiaries, to the provider under any Hedge Agreement, or (c) any obligation to pay or perform under any Hedge Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.  The Hedge Liabilities shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Security Document executed by any Guarantor, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.

Hedge Termination Value means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include Lender or any Affiliate of Lender).

Hedge Transaction means any (and all) rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing).

Honor Date is defined in Section 2.4(b).

Insurance Proceeds means all cash and non-cash proceeds in respect of any insurance policy maintained by any Company under the terms of this Agreement, excluding (a) any key man life insurance, and (b) provided no Default or Event of Default then exists or would result therefrom, any business interruption insurance proceeds.

Intercreditor Agreement means that certain Intercreditor Agreement dated May 2, 2014, by and among Lender, Term Loan Agent, and each of the Companies party thereto, as amended, supplemented, or restated from time to time.

Jefferson Parish Leasehold Property means that certain real property leased by Vertex-LA pursuant to the Vertex-LA Jefferson Parish Lease and having an address commonly known as 5000 River Road, Marrero, Jefferson Parish, Louisiana  70072.

Laws means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (whether or not such orders, requests, licenses, authorizations, permits or agreements have the force of law).

LC means each documentary, standby, or direct pay letter of credit issued by Lender for the account of any Company on or after the Closing Date under the terms of this Agreement and the applicable LC Application.

LC Application means an application and agreement for the issuance or amendment of an LC in the form from time to time in use by Lender.

LC Borrowing means an LC Credit Extension resulting from a drawing under any LC which has not been reimbursed or refinanced as a Loan under the Revolving Credit Facility.

LC Credit Extension means, with respect to any LC, the issuance, extension of the expiry date, amendment, renewal, or increase of the amount of such LC.

LC Credit Extension Date means the date on which an LC Credit Extension occurs.

LC Exposure means, when determined and without duplication, the sum of (a) the aggregate undrawn maximum face amount of each LC at such time, plus (b) the aggregate unpaid obligations of the Companies to reimburse Lender for amounts paid by Lender under LCs (including all LC Borrowings and excluding any Loans to fund such reimbursement obligations under Section 2.4).

LC Facility means a subfacility for the issuance of LCs, as described in Section 2.4.

LC Sublimit means $1,000,000.

LC Termination Date means the date that is 180 days beyond the Revolving Credit Termination Date.

Lender’s Office means Lender’s address, and, as appropriate, account as set out on Schedule 1, or such other address or account of which Lender may from time to time notify Borrowers in writing.

Leverage Ratio means, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date, to (ii) Consolidated Adjusted EBITDA for the period of twelve consecutive months ending on such date.

LIBOR means a daily fluctuating rate of interest which can change on each banking day.  The rate will be adjusted on each banking day to equal the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Lender) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date.  Lender will use the London Interbank Offered Rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Lender from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by Lender.  A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

LIBOR Loan means a Loan that bears interest at a rate based on LIBOR.

Lien means any lien (statutory or other), mortgage, security interest, financing statement, collateral assignment, pledge, assignment, charge, hypothecation, deposit arrangement, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing), or encumbrance of any kind, and any other right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied out of any property or assets, or their proceeds, before the claims of the general creditors of the owner of the property or assets.

Litigation means any action by or before any Governmental Authority, arbitrator, or arbitration panel.

Loan means any amount disbursed by Lender to, or on behalf of, any Company under the Loan Documents, whether such amount constitutes an original disbursement of funds or the financing of an LC reimbursement obligation, or a disbursement in in accordance with, and to satisfy the obligations of any Company under, any Loan Document.

Loan Documents means (a) this Agreement, certificates and requests delivered under this Agreement, and exhibits and schedules to this Agreement, (b) the Note, (c) all Guaranties, (d) the Security Documents, (e) all agreements, documents and instruments related to Bank Products (including all Hedge Agreements and all Cash Management Agreements), (f) all LCs and LC Applications, (g) any Subordination Agreement, (h) all other agreements, documents, and instruments in favor of Lender ever delivered in connection with or under this Agreement, and (i) all renewals, extensions, amendments, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing.

Loan Request means a request substantially in the form of Exhibit B or in such other form as may be acceptable to Lender.

Material Adverse Effect means any circumstance or event that, individually or collectively with other circumstances or events, could reasonably be expected to result in (a) impairment of the ability of any Company to perform any of its payment or other material obligations under any Loan Document when due or as required therein, (b) impairment of the ability of Lender to enforce any Company’s material obligations, or Lender’ rights, under any Loan Document, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Company of any Loan Document to which it is a party, or (d) a material and adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise), or prospects of the Companies taken as a whole.

Material Contract means, for any Person, any agreement to which that Person is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, together with the Related Agreements and those contracts and arrangements listed on Schedule 7.17.

Maximum Amount and Maximum Rate respectively mean the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Law, Lender is permitted to contract for, charge, take, reserve or receive on the Obligation.

Moody’s means Moody’s Investors Service, Inc. and any successor thereto.

Net Proceeds means, with respect to (a) any Disposition of any asset by any Person, the aggregate amount of cash and non-cash proceeds from such Disposition received by, or paid to or for the account of, such Person, net of customary and reasonable out-of-pocket costs, fees, and expenses, (b) the issuance of Funded Debt (including Subordinated Debt), Equity Interests, or similar instruments, the cash and non-cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions, legal fees, and other customary fees and expenses actually incurred in connection with such issuance, (c) insurance proceeds, the aggregate amount of such cash proceeds received by, or paid to or for the account of, such Person, net of customary and reasonable legal fees, out-of-pocket costs, fees, and expenses, and (d) eminent domain or condemnation proceeds, the aggregate amount of such cash proceeds received by, or paid to or for the account of, such Person, net of customary and reasonable legal fees, out-of-pocket costs, fees, and expenses.  Non-cash proceeds include any proceeds received by way of deferred payment of principal pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received.

Non-Qualifying Party means any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

Non-renewal Notice Date is defined in Section 2.4(a)(iv).

Note means the Revolving Note.

Nueces County Property means that certain real property owned by Vertex-Recovery and having an address commonly known as 7941 Recycle Road, Corpus Christi, Nueces County, Texas 78409.

Obligation means all present and future Debt, liabilities and obligations (including the Loans, the LC Exposure, the obligations under any Bank Products, the Hedge Liabilities (other than Excluded Hedge Liabilities) and indemnity obligations), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to Lender by any Company under any Loan Document, together with all interest accruing thereon, reasonable fees, costs and expenses payable under the Loan Documents or in connection with the enforcement of rights under the Loan Documents, including (a) fees and expenses under Section 8.12, and (b) interest and fees that accrue after the commencement by or against any Company or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

Omega Acquisition means the acquisition by Vertex-Operating and Vertex-LA of certain assets under the Purchase Agreement.

Omega/Bango Financing Documents means the notes, loan agreements, security agreements, mortgages and related documents evidencing loans and advances by Vertex-NV to Omega Refining and Bango Refining.

Omega Holdings means Omega Holdings Company, LLC, a Delaware limited liability company.

Omega Refining means Omega Refining, LLC, a Delaware limited liability company.

Organizational Documents means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement or limited liability company agreement, as amended.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

PBGC means Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.

Permitted Acquisition means any Acquisition occurring after the Closing Date by any Company with respect to which all of the following conditions shall have been satisfied:

(a)          the total consideration for all Acquisitions occurring after the Closing Date (including, but not limited to consideration paid for the Bango Acquisition) does not exceed $10,000,000 in aggregate;

(b)          if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Companies shall have complied with the requirements of Section 8.11 hereof in connection therewith;

(c)          immediately prior to and after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 10 hereof on a pro forma basis as of the last day of the fiscal quarter most recently ended,

(d)          all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(e)          in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary in connection with such acquisition shall be owned 100% by Holdings or a Guarantor;

(f)           Borrower Representative shall have delivered to Lender (i) at least 30 Business Days  prior to such proposed acquisition (except such notice may be delivered not less than 10 Business Days prior to the Bango Acquisition), a Compliance Certificate evidencing compliance with Section 10 as required under clause (c) above, together with all relevant financial and business information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 10;

(g)          any Person or assets or division as acquired in accordance herewith (y) shall be in the same business or lines of business in which Holdings and its Subsidiaries are engaged as of the Closing Date and (z) for the four quarter period most recently ended prior to the date of such acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period that shall exceed the amount of capital expenditures related to such Person or assets or division during such period (calculated in substantially the same manner as Consolidated Adjusted EBITDA and Consolidated Capital Expenditures are calculated); provided, however, clause (z) shall not apply to the consummation of the Bango Acquisition; and

(h)          the Acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired.

Permitted Bango/Omega Transaction means loans made by Vertex-NV to Omega Refining and Bango Refining, and guaranteed by Omega Holdings in an aggregate amount not to exceed $6,000,000 to the extent:

(a)          such loans are evidenced by that certain Secured Promissory Note, dated as of the Closing Date, issued by Omega Refining and Bango Refining in favor of Vertex-NV;

(b)          such loans are made on the terms set forth in the Purchase Agreement and such Secured Promissory Note;

(c)          such loans are secured by a first priority Lien on all assets of Omega Refining and Bango Refining, except that (i) the Liens in the Equity Interests of Holdings issued to the Sellers on the date that the Omega Acquisition is consummated may be subordinated to Liens in up to 116,145 shares of capital stock of Holdings securing loans advanced by FCC Environmental, LLC, (ii)  the Liens in the Equity Interests of Holdings issued to the Sellers on the date that the Omega Acquisition is consummated may be subordinated to Liens in up to 183,855 shares of capital stock of Holdings securing loans advanced by Thermo Fluids, Inc., and (iii) the Liens in the collateral insurance proceeds with respect to the facility located on the Churchill County Leasehold Property may be to Liens securing up to $1,500,000 of loans advanced by BBB Funding, LLC after the Closing Date to Bango Refining (the “BBB Post Close Loans”); provided that (i) Vertex-NV has a second priority Lien in such casualty insurance proceeds and (ii) BBB Funding, LLC is obligated to fund the full $1,500,000 of BBB Post Close Loans before any draw loans are made pursuant to the Omega/Bango Financing Documents;

(d)          the loans owed to BBB Funding, LLC in an aggregate principal amount not to exceed $6,500,000 may be secured by a second priority Lien in the assets of Bango Refining prior to the Bango Acquisition and by a first priority Lien on the Equity Interests of Holdings issued to the Sellers on the date that the Omega Acquisition is consummated;

(e)          the Omega/Bango Financing Documents have all been pledged to Lender pursuant to the Pledge and Security Agreement and all related collateral has been collaterally assigned to Lender, including delivery of such UCC amendments and collateral assignments of mortgages or deeds of trust as Lender shall request subject to the Intercreditor Agreement;

(f)           Vertex-NV shall have required Omega Refining and Bango Refining to institute cash management provisions and control accounts with respect to account collateral in a manner reasonably satisfactory to Lender;

(g)          all loans, notes and advances by BBB Funding, LLC, Thermo Fluids, Inc., and FCC Environmental, LLC shall be unsecured and subordinated to all loans, advances and other liabilities owned by Omega Holdings or its Subsidiaries to any other creditors (excluding for this purpose the accrual of any salaries to officers and employees in the ordinary course of business), including without limitation, the loans made by Vertex-NV to Omega Refining and Bango Refining in a manner satisfactory to Lender, except to the extent set forth in clause (c);

(h)          BBB Funding, LLC, Thermo Fluids, Inc., and FCC Environmental, LLC shall have executed and delivered to Borrowers releases of Holdings, its Subsidiaries and their creditors from all existing and future claims that it may have related to any of its loans, advanced or other investments in the Sellers or in Holdings or any of its Subsidiaries, as well as the transactions contemplated hereby or by the Related Agreements, in form and substance satisfactory to Lender; and

(i)           subject to compliance with the preceding clauses (a) – (h), all purchase price and used motor oil loans may be made on the Closing Date and following the Closing Date no additional loans shall be funded to Omega Refining or Bango Refining unless and until the Post Close Equity Raise shall have occurred.

Permitted Debt means:

(a) the Obligation;

(b) Debt incurred by Borrowers or any of their Subsidiaries under the GS Term Loan Agreement not to exceed the sum of (i) $40,000,000 minus (ii) the amount of principal payments applied to reduce the outstanding principal amount of the term loans under the GS Term Loan Agreement, plus (iii) any payments in kind made by capitalizing such amount to the then outstanding principal amount of the term loans under the GS Term Loan Agreement, or issuing new promissory notes in relation thereto, plus (iv) $10,000,000;

(c) Debt arising from endorsing negotiable instruments for collection in the ordinary course of business;

(d) purchase money Debt, Capital Lease obligations or other Debt incurred in the ordinary course of business which, in the aggregate, does not exceed $2,000,000 in the aggregate principal outstanding at any time for all Companies;

(e) Debt among the Companies and guaranties by any Company of Permitted Debt;

(f) Debt existing on the Closing Date and described on Schedule 2;

(g) indemnities arising under agreements entered into by any Company in the ordinary course of business; and

(h) trade payables, Tax liabilities and other current liabilities incurred in the ordinary course of business.

Permitted Investments means (a) marketable obligations (i) issued or directly and unconditionally guaranteed as to interest and principal by the U.S., (ii) backed by the full faith and credit of the U.S. (and investments in mutual funds investing primarily in those obligations) and (iii) marketable obligations issued by any state of the U.S. or any political subdivision thereof of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least "A-2" from S&P or at least "P-2" from Moody's, (b) certificates of deposit or banker’s acceptances that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks having combined capital, surplus, and undivided profits of not less than $100,000,000 (as shown on its most recently published statement of condition), (c) cash or cash equivalents, (d) eurodollar time deposits or investments managed by Lender, (e) commercial paper and similar obligations rated “P-2” or better by Moody’s or “A-2” or better by S&P, (f) investments in securities purchased by any Company under repurchase obligations pursuant to which arrangements are made with selling financial institutions (being a financial institution having unimpaired capital and surplus of not less than $500,000,000 and with a rating of “A-1” by S&P or “P-1” by Moody’s) for such financial institutions to repurchase such securities within 30 days from the date of purchase by such Company, and other similar short term investments made in connection with the Company’s cash management practices, (g) non-cash proceeds from dispositions permitted under Section 9.9, (h) investments by any Borrower in its wholly-owned Subsidiaries which are Guarantors, (i) the Permitted

Bango/Omega Transaction, (j) investments made solely from the proceeds of the Vertex Refining Cash Collateral Account, in accordance with terms of the GS Term Loan Agreement as in effect on the Closing Date, (k) investments by Holdings in Vertex-NV so long as such investments are made solely from the Net Proceeds of the issuance of Equity Interests by Holdings, and (l) investments made by any Company after the Closing Date in an aggregate amount not to exceed at any time $100,000; provided that this subsection (l) shall not be available for Permitted Acquisitions or any investment in E-Source or, prior to the Vertex-NV Ring Fence Termination Date, Vertex-NV.  Notwithstanding the foregoing, at no time following the closing of the Bango Acquisition and prior to the Vertex-NV Ring Fence Termination Date shall any Company encumber any of its properties to secure Debt of Vertex-NV.

Permitted Liens means (a) Liens securing the Obligation, (b) Liens on Collateral securing Debt under the GS Term Loan Agreement, but only to the extent such Liens are subject to the terms of the Intercreditor Agreement, (c) Liens existing on the Closing Date and described on Schedule 2, (d) Liens which secure purchase money Debt and Capital Lease obligations permitted under clause (d) of the definition of Permitted Debt, (e) easements, rights-of-way, encumbrances and other restrictions on the use of real property which do not materially impair the use thereof, (f) Liens for Taxes; provided that, (i) no amounts are due and payable and no Lien has been filed or agreed to, or (ii)  the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, and reserve or other provision required by GAAP has been made, (g) judgments and attachments permitted by Section 11.4, (h) pledges or deposits made to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs, (i) good-faith pledges or deposits made in the ordinary course of business to secure (j) performance of bids, tenders, trade contracts (other than for the repayment of borrowed money) or leases, (ii) statutory obligations, or (iii) surety or appeal bonds, or indemnity, performance or other similar bonds, which, in the aggregate under this clause (j), do not exceed $100,000 at any time, (k) rights of offset or statutory banker’s Lien arising in the ordinary course of business in favor of commercial banks; provided that, any such Lien shall only extend to deposits and property in possession of such commercial bank and its Affiliates, and (l) Liens (other than for Taxes) imposed by operation of law (including Liens of mechanics, materialmen, warehousemen, carriers and landlords and similar Liens); provided that, (i) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, (ii) reserve or other provision required by GAAP has been made, and (iii) within 60 days after the entry thereof, levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full by insurance (subject to the customary deductible).

Person means any individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization of whatever nature.

Plaquemines Parish Leasehold Property means that certain real property leased by Vertex-LA pursuant to the Vertex-LA Plaquemines Parish Lease and having an address commonly known as 278 E. Ravenna Road, Belle Chasse, Plaquemines Parish, Louisiana 70037.

Pledge and Security Agreement means the Pledge and Security Agreement in substantially the form of Exhibit E, and executed by each Company, as debtor, and by Lender, as secured party, granting Lender a Lien on, and security interest in, among other things, such Company’s accounts receivable, equity interests, inventory, equipment, goods, general intangibles, intellectual property, chattel paper, instruments, and documents.

Post Close Equity Raise has the meaning set forth in Section 8.16.

Prime Rate means the rate of interest publicly announced from time to time by Lender as its Prime Rate.  The Prime Rate is set by Lender based on various factors, including Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans.  Lender may price loans to its customers at, above, or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Lender’s Prime Rate.  The Prime Rate is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion.

Proper Form means in form and substance satisfactory to Lender and its legal counsel.

Purchase Agreement means that certain Asset Purchase Agreement dated March 17, 2014, as amended by that certain First Amendment to Asset Purchase Agreement dated as of April 14, 2014 and that certain Second Amendment to Asset Purchase Agreement dated as of the Closing Date, among Holdings, Vertex-LA, and Vertex-NV, as buyers; Omega Refining and Bango Refining, as sellers; and Omega Holdings, as equity owner.

Qualified ECP Loan Party means any Borrower or any Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the Commodity Exchange Act and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Related Agreements means, collectively, the Purchase Agreement, the GS Term Loan Agreement, the Omega/Bango Financing Documents, the Tolling Agreement and all other material agreements executed in connection with the foregoing.

Representatives means representatives, officers, directors, employees, consultants, contractors, attorneys of Lender.

Reserves means reserves established from time to time by Lender in its reasonable credit judgment against Eligible Inventory, Eligible Accounts, or the Borrowing Base.  Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest expense, Taxes, Debt rent for locations without landlord waivers or warehouseman’s agreements shall be deemed to be an exercise of Lender’s reasonable credit judgment as will any Slow Moving Reserve in respect of inventory.

Responsible Officer means, with respect to each Company, the president, chief executive officer, chief financial officer, treasurer, controller, chief accounting officer, or chief operating officer of such Company.

Restricted NV Intercompany Transactions means upon satisfaction of each of the following conditions (a) the Bango Acquisition has been consummated and the Vertex-NV Ring Fence Termination Date has not yet occurred, (b) Borrowers have delivered the financial statements to the Lender for at least three full fiscal months ending after the Bango Acquisition, (c) the EBITDA of Vertex-NV for each of the three most recently ended fiscal months for which financial statements have been delivered pursuant to the preceding clause is positive, (d) no Default or Event of Default has occurred and is continuing or would result therefrom, and (e) Vertex-NV is a Guarantor and its guarantee and security agreement is in full force and effect, any of the following permissible actions:

(i) Vertex-NV may guarantee the Debt under the GS Term Loan Agreement in accordance with the terms of the GS Term Loan Agreement as in effect on the Closing Date, and (ii) Holdings and its Subsidiaries may make intercompany loans to Vertex-NV and Vertex-NV may borrow such intercompany loans, provided that the aggregate amount of does not exceed $2,000,000 at any time;

provided that, the foregoing permissible actions shall only be permissible if and to the extent such actions are also permitted under the last paragraph of Section 6.1 of the GS Term Loan Agreement as in effect on the Closing Date.

Revolving Committed Amount means $20,000,000.

Revolving Credit Exposure means, when determined the sum of (a) the Revolving Principal Amount, plus (b) the LC Exposure.

Revolving Credit Facility is defined in Section 2.1.

Revolving Credit Limit means the lesser of (a) the Revolving Committed Amount and (b) the Borrowing Base.

Revolving Credit Termination Date means the earlier of (a) May 2, 2017, or (b) the effective date that Lender’s Commitment to make Credit Extensions under the Revolving Credit Facility under this Agreement is otherwise canceled or terminated in accordance with Section 12 of this Agreement or otherwise.

Revolving Note means a promissory note substantially in the form of Exhibit A, executed by Borrowers and made payable to Lender and all renewals, extensions, modifications, amendments, supplements, restatements, and replacements of, or substitutions for, that promissory note.

Revolving Principal Amount means, when determined, the outstanding principal balance of the Revolving Note.

S&P means Standard & Poor’s Ratings Group (a division of The McGraw-Hill Companies, Inc.).

Security Documents means the Pledge and Security Agreement, Deeds of Trusts, and all documents executed in connection therewith to create or perfect a Lien on the Collateral.

Sellers means Omega Refining and Bango Refining.

Slow Moving means inventory that turns less than once each 365 days.

Solvent means, with respect to any Company, that as of the date of determination, both (a) (i) the sum of such Company’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Company’s present assets; (ii) such Company’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in any projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

Subject Leases means the CMT Lease, the Vertex-LA Jefferson Parish Lease, the Vertex-LA Plaquemines Parish Lease, and following assignment of the Vertex-NV Lease to Vertex-NV, the Vertex-NV Lease.

Subordinated Debt means Debt which is contractually subordinated in right of payment, collection, enforcement and lien rights to the prior payment in full of the Obligation on terms satisfactory to Lender.

Subordination Agreement means the Earnout Subordination Agreements and each other subordination agreement in Proper Form (but excluding the Intercreditor Agreement).

Subsidiary of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Voting Interests are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references in this Agreement or the Loan Documents to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or to Subsidiaries of Borrower.

Tax Code means the Internal Revenue Code of 1986, as amended, and related rules, regulations and published interpretations.

Taxes means, for any Person, taxes, assessments or other governmental charges or levies imposed upon that Person, its income, or any of its properties, franchises or assets.

Term Loan Agent means Goldman Sachs Bank USA, in its capacity as administrative agent under the GS Term Loan Agreement.

Tolling Agreement means that certain Tolling Agreement dated May 2, 2014, by and between Vertex-Operating and Bango Refining, with respect to used motor oil.

Transaction Costs means the fees, costs and expenses payable by any Company on or before the Closing Date in connection with the transactions contemplated by the Loan Documents, the Related Agreements and any Permitted Acquisitions, to the extent approved in writing by Lender and which shall include, without limitation, all costs and expenses incurred in connection with the transactions contemplated by the Related Agreements which have been approved by Lender on the Closing Date.

Travis County Property means that certain real property owned by VAS and having an address commonly known as 20909 FM 685, Pflugerville, Travis County, Texas 77660.

UCC means the Uniform Commercial Code, as adopted in Texas and as amended from time to time.

Unreimbursed Amount is defined in Section 2.4(b)(i).

U.S. means United States of America.

VAS means Vertex Acquisition Sub, LLC, a Nevada limited liability company.

Vertex-II means Vertex II GP, LLC, a Nevada limited liability company.

Vertex-LA means Vertex Refining LA, LLC, a Louisiana limited liability company.

Vertex-LA Jefferson Parish Lease means that certain Land Lease Agreement dated as of April 30, 2008, between Marrero Terminal, LLC, a Delaware limited liability company, as landlord, and Omega Refining, as tenant, to which Vertex-LA has succeeded as tenant, and as renewed, extended, modified, or supplemented from time to time.

Vertex-LA Plaquemines Parish Lease means that certain Commercial Lease Agreement dated as of May 25, 2012, between Plaquemines Holdings, LLC, a Louisiana limited liability company, as landlord, and Omega Refining, LLC, a Delaware limited liability company, as tenant, to which Vertex-LA has succeeded as tenant, and as renewed, extended, modified, or supplemented from time to time.

Vertex-NV means Vertex Refining NV, LLC, a Nevada limited liability company.

Vertex-NV Lease means that certain Lease with Option for Membership Interest Purchase dated as of August 4, 2010, between Bango Oil, LLC, a Nevada limited liability company, as landlord, and Bango Refining NV, LLC, a Delaware limited liability company, as tenant, to which Vertex-NV will succeed as tenant, and as renewed, extended, modified, or supplemented from time to time.

Vertex-NV Ring Fence Termination Date means “Vertex NV Ring Fence Termination Date” as defined in the GS Term Loan Agreement as in effect on the Closing Date.

Vertex-Recovery means Vertex Recovery, L.P., a Texas limited partnership.

Vertex Refining Cash Collateral Account has the meaning set forth in Section 8.16.

VMS means Vertex Merger Sub, LLC, a California limited liability company.

Voting Interests of any Person means the Equity Interests of such Person having ordinary voting power for the election of directors (or other governing body).

1.2           Interpretive Provisions.

(a)           Terms used but not defined in this Agreement, but which are defined in the UCC, have the meaning given them in the UCC.

(b)           The meanings of words and defined terms are equally applicable to the singular and plural forms of the defined terms and words.  Defined terms in respect of one gender include each other gender where appropriate.  Derivatives of defined terms have corresponding meanings.

(c)           Any conflict or ambiguity between this Agreement and any other Loan Document is controlled by the terms and provisions of this Agreement.

(d)           The headings and captions used in this Agreement and the other Loan Documents are for convenience only and will not be deemed to limit, amplify or modify the terms of this Agreement or the Loan Documents.

(e)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears, unless otherwise indicated.

(f)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(g)           The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document.

(h)           The term “including” is by way of example and not limitation.

1.3           Accounting Terms.  All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, with all accounting principles being consistently applied from period to period and on a basis consistent with the most recent audited consolidated financial statements of Borrowers and its Subsidiaries.  While any Borrower has any Subsidiaries, all accounting and financial terms and financial calculations (including the calculation of all financial covenants, ratios, and related definitions) in respect of Borrowers or any Company are on a consolidated and consolidating basis for all Companies, unless otherwise indicated.

(a)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set out in any Loan Document, and either the Borrowers or Lender shall so request, Lender and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change and (ii) the Borrowers shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4           References to Documents.  Unless otherwise expressly provided in this Agreement, (a) references to corporate formation or governance documents, contractual agreements (including this Agreement and the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.5           Time.  Unless otherwise indicated, all time references (e.g., 11:00 a.m.) are to Central time (daylight or standard, as applicable).

SECTION 2    LOAN COMMITMENTS.

2.1           Revolving Credit Facility.  Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Borrowers in an amount not to exceed the Revolving Committed Amount in one or more Loans from time to time, which Borrowers may borrow, repay, and reborrow under this Agreement (collectively, the “Revolving Credit Facility”).

2.2           Loan Procedure.

(a)           Subject to compliance with Section 5, Borrower Representative may request a

Loan under the Revolving Credit Facility by submitting a Loan Request to Lender.  A Loan Request is irrevocable and binding on Borrowers.  Each Loan Request must be received by Lender no later than 11:00 a.m. on the proposed Loan Date.  Each Loan Date must be a Business Day, and each Loan Date under the Revolving Credit Facility must occur before the Revolving Credit Termination Date.  Each Loan under the Revolving Credit Facility is subject to the following conditions:

(i)           each Loan (unless the remaining amount under clause (ii) below is less) must be in an amount not less than $50,000 or a greater integral multiple of $10,000;

(ii)           no Loan may exceed an amount equal to the excess of the Revolving Credit Limit over the Revolving Credit Exposure; and

(iii)           after giving effect to any Loan, the Revolving Credit Exposure may not exceed the Revolving Credit Limit.

(b)           Each Loan under the Revolving Credit Facility will be deposited by Lender into Borrowers’ account with Lender set out on Schedule 1.

(c)           From time to time, Lender may provide certain treasury or cash management services to Borrowers under which Borrowers incur Loans under the Revolving Credit Facility.  While a Cash Management Agreement is in effect, Borrowers may repay the Revolving Principal Amount under the terms of the Cash Management Agreement without notice.  Each Borrower hereby authorizes Lender to honor all checks or other drafts received against the accounts subject to the Cash Management Agreement.  Loans borrowed under the terms of any Cash Management Agreement between Borrowers and Lender shall be borrowed as LIBOR Loans.

2.3           Prepayments.

(a)           Borrowers may voluntarily prepay all or any part of the Revolving Principal Amount at any time, without premium or penalty, subject to the following conditions:

(i)           Lender must receive Borrower Representative’s written or telephonic prepayment notice by 2:00 p.m. at least one Business Day preceding the proposed prepayment date;

(ii)           Borrower Representative’s prepayment notice shall (A) specify the prepayment date, (B) specify the amount of the Loan to be prepaid, and (C) constitute an irrevocable and binding obligation of Borrowers to make a prepayment in such amount on the designated prepayment date; and

(iii)           except as otherwise provided in clause (iv) below, each partial prepayment must be in a minimum amount of not less than (A) $50,000 or in a greater integral multiple of $10,000, or (B) if less than the requested minimum amount, the outstanding balance of the Revolving Principal Amount.

(b)           If the Revolving Credit Exposure at any time exceeds the Revolving Credit Limit, then Borrowers shall promptly prepay the Revolving Principal Amount (or if no Revolving Principal Amount is outstanding, Cash Collateralize the LC Exposure), in at least the amount of that excess, together with all accrued and unpaid interest on the principal amount so prepaid.

(c)           On the date such amounts are received by, or for the account of, any Borrower (or the applicable Company), the following amounts shall be paid to Lender in the form received with any endorsement or assignment and shall be applied to the Revolving Principal Amount in accordance with this Section 2.3: (i) 100% of the Net Proceeds from the Disposition of inventory and delinquent accounts receivable, (ii) 100% of Eminent Domain Proceeds or Insurance Proceeds required to be paid to Lender under Section 8.10, and (iii) 100% of the Net Proceeds from the issuance of Equity Interests by any Borrower; provided that no mandatory prepayment of the Revolving Principal Amount shall be required after the Closing Date (a) if such Net Proceeds are required to be deposited into the Vertex Refining Cash Collateral Account and are used by Borrowers as permitted under Section 5.14(b) of the GS Term Loan Agreement as in effect on the Closing Date, (b) if such Net Proceeds are used in accordance with terms of Section 2.13(c) of the GS Term Loan Agreement as in effect on the Closing Date, or (c) pursuant to any employee stock or stock option compensation plan that is adopted by the Board of Directors of Holdings. The non-cash portion of all Net Proceeds Lender is entitled to receive under this Section 2.3 shall be pledged to Lender concurrently with the applicable Disposition.

(d)           Unless otherwise specified in this Agreement, prepayments under this Section 2.3 shall be applied first, to Cash Collateralize all LC Exposure, and second, to repay the Loans under the Revolving Credit Facility (with the proceeds being applied in accordance with Section 3.3), without a corresponding reduction in the Revolving Committed Amount.

(e)           After proper application of all proceeds under this Section 2.3, the excess proceeds, if any, shall be payable to Borrowers.

2.4           LC Facility.

(a)           The LC Commitment.

(i)           Subject to the terms and conditions set out in this Agreement, Lender agrees, from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date, to issue LCs for the account of any Borrower or any Company or make any other LC Credit Extension, provided that, Lender shall not be obligated to make any LC Credit Extension if, as of the LC Credit Extension Date, (A) the Revolving Credit Exposure would exceed the Revolving Credit Limit (after giving effect to such LC Credit Extension), (B) the LC Exposure would exceed the LC Sublimit (after giving effect to such LC Credit Extension), (C) the expiry date of such requested LC would occur after the LC Termination Date, unless Lender has approved such expiry date, (D) the LC is to be denominated in a currency other than Dollars, (E) any Litigation shall by its terms purport to enjoin or restrain Lender from making such LC Credit Extension, (F) the beneficiary of such LC does not accept the LC or any proposed amendment to, or renewal of, such LC, or (G) a Default or Event of Default exists.

(ii)           Each LC Credit Extension shall be made upon the request of Borrower Representative delivered to Lender in the form of an LC Application, appropriately completed and signed by a Responsible Officer of Borrower Representative.  Such LC Application must be received by Lender not later than 11:00 a.m. at least four (4) Business Days prior to the proposed LC Credit Extension Date.

(A)           In the case of a request for an initial issuance of an LC, such LC Application shall specify in form and detail satisfactory to Lender (1) the proposed issuance date of the requested LC (which shall be a Business Day), (2) the amount of the requested LC, (3) the expiry date of the requested LC, (4) the name and address of the beneficiary of the requested LC, (5) the documents to be presented by such beneficiary in case of any drawing under the requested LC, (6) the full text of any certificate to be presented by such beneficiary in case of any drawing under the requested LC, and (7) such other matters as Lender may reasonably require.

(B)           In the case of a request for an amendment of any outstanding LC, such LC Application shall specify in form and detail satisfactory to Lender (1) the LC to be amended, (2) the proposed date of the amendment (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as Lender may reasonably require.

(iii)           Promptly after receipt of any LC Application, Lender will confirm that the requested LC Credit Extension is permitted in accordance with the terms of this Agreement, then, subject to the terms and conditions hereof, Lender shall, on the requested date, issue an LC for the account of such requesting Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with Lender’s usual and customary business practices.

(iv)           If Borrower Representative so requests in any applicable LC Application, Lender may, in its sole and absolute discretion, agree to issue an LC that has automatic renewal provisions (each, an “Auto-Renewal LC”); provided that, any such Auto-Renewal LC must permit Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such LC) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such LC is issued.  Unless otherwise directed by Lender, Borrower Representative shall not be required to make a specific request to Lender for any such renewal.  Lender may elect not to renew any auto-renewal LC for any reason, including, (A) Lender has reasonably determined that it would have no obligation at such time to issue such LC in its renewed form under the terms hereof (by reason of the provisions of Section 2.4(a)(i) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the Nonrenewal Notice Date (1) that beneficiary has elected not to permit such renewal or (2) that one or more of the applicable conditions specified in Section 5 is not then satisfied.

(b)           Drawings and Reimbursements.

(i)           Upon receipt from the beneficiary of any LC of any notice of a drawing under such LC, Lender shall notify Borrower Representative thereof.  Not later than 11:00 a.m. on the date of any payment by Lender under an LC (each such date, an “Honor Date”), Borrowers shall reimburse Lender in an amount equal to the amount of such drawing.  If Borrowers fail to so reimburse Lender by such time, Borrowers shall be deemed to have requested a Loan under the Revolving Credit Facility to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Loans, but subject to the conditions set out in Section 5 (other than the delivery of a Loan Request).  Any notice given by Lender pursuant to this Section 2.4(b)(i) may be given by telephone if immediately confirmed in writing; provided that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           With respect to any Unreimbursed Amount that is not fully refinanced by a Loan because the conditions set out in Section 5 cannot be satisfied, there are not sufficient available funds under the Revolving Credit Facility, or for any other reason, Borrowers shall be deemed to have incurred from Lender an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

(c)           Obligations Absolute.  The obligation of Borrowers to reimburse Lender for each drawing under each LC and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances.  Borrower Representative shall promptly examine a copy of each LC and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower Representative’s instructions or other irregularity, Borrower Representative will immediately notify Lender.  Borrowers shall be conclusively deemed to have waived any such claim against Lender and its correspondents unless such notice is given as aforesaid.

(d)           Cash Collateral.  Upon the request of Lender, (i) if Lender has honored any full or partial drawing request under any LC and such drawing has resulted in an LC Borrowing, or (ii) if, as of the Revolving Credit Termination Date, any LC for any reason remains outstanding and partially or wholly undrawn, Borrowers shall immediately Cash Collateralize the then outstanding LC Exposure in an amount equal to 105% of such LC Exposure determined as of the date of such LC Borrowing or the Revolving Credit Termination Date, as the case may be).  If LCs are to be outstanding after the Revolving Credit Termination Date, not later than ten (10) Business Days prior to the Revolving Credit Termination Date, Borrowers shall Cash Collateralize the LC Exposure for each such LC as provided in this Section 2.4(d).  Borrowers hereby grant to Lender a security interest in and Lien upon all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  All such Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Lender.

(e)           Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by Lender and Borrowers when an LC Credit Extension is made, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby LC, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998, regarding the European single currency (euro)) shall apply to each documentary LC.

(f)           Provisions Regarding Electronic Issuance of Letters of Credit.  Lender may adopt procedures pursuant to which Borrower Representative may request the issuance of LCs by electronic means and Lender may issue LCs based on such electronic requests.  Such procedures may include the entering by Borrowers into the LC Applications electronically.  All the procedures, actions and documents referred to in the two preceding sentences are referred to as “Electronic Applications”.  Borrowers hold Lender harmless with respect to actions taken by Lender based upon Electronic Applications.  Borrowers further agree to be bound by all the terms and provisions contained in the LC Applications, including, without limitation, the terms and provisions of the LC Applications contained on the reverse side of the paper copies thereof, including the release and indemnification provisions contained therein.

2.5           Increase in Revolving Facility.

(a)           Request for Increase.  Provided there exists no Default or Event of Default, upon notice to the Lender, Borrowers may from time to time, request an increase in the Revolving Credit Facility by an amount (for all such requests) not exceeding $10,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $3,000,000, and (ii) Borrowers may make a maximum of three (3) such requests.  At the time of sending such notice, Borrower Representative shall specify the time period within which Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lender).

(b)           Lender Election to Increase.  Lender shall notify the Borrower Representative within such time period whether or not it agrees to increase the Revolving Committed Amount.  If Lender does not respond within such time period, Lender shall be deemed to have declined to increase the Revolving Committed Amount.

(c)           Effective Date and Allocations.  If the Revolving Credit Facility is increased in accordance with this Section 2.5, Lender and Borrowers shall determine the effective date (the “Revolving Increase Effective Date”).

(d)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, Borrowers shall deliver to the Lender a certificate of each Company dated as of the Revolving Increase Effective Date signed by a Responsible Officer of each Company (i) certifying and attaching the resolutions adopted by such Company approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 7 and the other Loan Documents are true and correct, on and as of the Revolving Increase Effective Date, and (B) no Default or Event of Default exists.

SECTION 3    TERMS OF PAYMENT.

3.1           Notes and Payments.

(a)           The Loans under the Revolving Credit Facility shall be evidenced by the Revolving Note.

(b)           Borrowers must make each payment on the Obligation, without offset, counterclaim or deduction to Lender’s Office, in funds that will be available for immediate use by Lender by 12:00 noon on the day due.  Payments received after such time (and payments received on a day which is not a Business Day) will be deemed received on the next Business Day but interest shall continue to accrue during such period.

3.2           Revolving Credit Facility.

(a)           Accrued interest on the Revolving Principal Amount is due and payable monthly in arrears on the last day of each month and on the Revolving Credit Termination Date.

(b)           The Revolving Principal Amount, all accrued and unpaid interest thereon, and all of the Obligation in respect of the Revolving Credit Facility are due and payable on the Revolving Credit Termination Date.

3.3           Order of Application.

(a)           All payments and prepayments shall be applied as specified in this Agreement and, if not specified, shall be applied in the following order: (i) to all fees, expenses, late charges, collection costs, and other charges, costs and expenses for which Lender has not been paid or reimbursed under the Loan Documents; (ii) to accrued and unpaid interest on the Revolving Principal Amount; and (iii)  to the remaining Obligation in the order and manner Lender deems appropriate in its sole discretion.

(b)           All proceeds from the exercise of any rights shall be applied at Lender’s discretion among principal, interest, fees, expenses, late charges, collection costs, and other charges, costs and expenses, for which Lender has not been paid or reimbursed under the Loan Documents.

3.4           Interest.

(a)           Except as otherwise provided in this Agreement, Loans under the Revolving Credit Facility shall accrue interest at an annual rate equal to the lesser of (i) at Borrowers’ option (A) for a Base Rate Loan, the sum of the Base Rate plus the Applicable Margin for Base Rate Loans, or (B) for a LIBOR Loan, the sum of LIBOR plus the Applicable Margin for LIBOR Loans, and (ii) the Maximum Rate.

(b)           Each change in LIBOR Rate, the Base Rate or the Maximum Rate is effective as of the effective date of such change without notice to any Borrower or any other Person.

(c)           To the extent permitted by Law, while an Event of Default exists, the Obligation shall accrue interest at the lesser of (i) the Default Rate and (ii) the Maximum Rate until such Event of Default is waived or cured.  Subject to Section 3.6, if an Event of Default exists, Lender may, in its sole discretion, to the extent permitted by Law, add accrued and unpaid interest to the Revolving Principal Amount and such amount will accrue interest until paid at the applicable interest rate.

(d)           If, as a result of any restatement of or other adjustment to the financial statements of Holdings and its Subsidiaries or for any other reason, the Borrowers, or the Lender determines that (i) the Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to Lender, promptly on demand by Lender, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of Lender under any provision of this Agreement to payment of the Obligation at the Default Rate or under Section 11.  The Borrowers’ obligations under this paragraph shall survive the termination of the Commitment and the repayment of the Obligation hereunder.

3.5           Interest Calculations.  Interest on Loans will be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day), but computed as if each calendar year consisted of 360 days (unless computation would result in an interest rate in excess of the Maximum

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MATERIAL BELOW MARKED BY AN “***” HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
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Rate, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be).  All interest rate determinations and calculations by Lender are conclusive and binding, absent manifest error.

3.6           Maximum Rate.  It is the intention of the parties to comply with applicable usury laws.  The parties agree that the total amount of interest contracted for, charged, collected or received by Lender under this Agreement shall not exceed the Maximum Rate.  To the extent, if any, that Chapter 303 of the Texas Finance Code (the “Finance Code”) is relevant to Lender for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Finance Code pursuant to the “weekly ceiling” from time to time in effect, as referred to and defined in § 303.001-303.016 of the Finance Code; subject, however, to any right Lender subsequently may have under applicable law to change the method of determining the Maximum Rate.  Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full; (c) if at any time the interest rate chargeable under this Agreement would exceed the Maximum Rate, thereby causing the interest payable under this Agreement to be limited to the Maximum Rate, then any subsequent reductions in the interest rate(s) shall not reduce the rate of interest charged under this Agreement below the Maximum Rate until the total amount of interest accrued from and after the date of this Agreement equals the amount of interest which would have accrued if the interest rate(s) had at all times been in effect; (d) if Lender ever charges or receives anything of value which is deemed to be interest under applicable Texas law, and if the occurrence of any event, including acceleration of maturity of obligations owing to Lender, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance under this Agreement or any other indebtedness owed to Lender by Borrowers, and if this Agreement and such other indebtedness are paid in full, any remaining excess shall be paid to Borrowers; and (e) Chapter 346 of the Finance Code shall not be applicable to this Agreement or the indebtedness outstanding hereunder.

3.7           Set-Off.  Upon the occurrence and during the continuance of an Event of Default under this Agreement, (a) each Borrower hereby authorizes Lender, at any time and from time to time, without notice, which is hereby expressly waived by each Borrower, and whether or not Lender shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, the Obligation (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Lender to such Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Obligation and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Lender, in its sole discretion, may elect.  Each Borrower hereby grants to Lender a security interest in all deposits and accounts maintained with Lender to secure the payment of all Obligation of the Borrower to Lender under this Agreement and all agreements, instruments and documents related to this Agreement.

3.8             Debit Account.  Each Borrower agrees that interest and principal payments and any fees will be deducted automatically on the due date from Holdings’ account number *** or such other accounts of either Borrower with Lender as designated in writing by such Borrower.  This authorization shall not affect the obligation of Borrowers to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Lender fails to debit such account.

SECTION 4     FEES.

4.1           Treatment of Fees.  To the extent permitted by Law, the fees described in this Section 4 (a) do not constitute compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement or in any other Loan Document, (c) are payable in accordance with Section 3.1, (d) are non-refundable, (e) accrue interest, if not paid when due, at the Default Rate, and (f) are calculated on the basis of actual number of days elapsed (including the first day but excluding the last day), but computed as if each calendar year consisted of 360 days (unless computation would result in an interest rate in excess of the Maximum Rate, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be).  The fees described in this Section 4 are in all events subject to the provisions of Section 3.6.

4.2           Commitment Fee.  Borrowers shall pay to Lender a fee (the “Commitment Fee”) equal to the Applicable Margin multiplied by the actual daily amount by which the Revolving Committed Amount exceeds the Revolving Credit Exposure.  The Commitment Fee shall be due and payable quarterly in arrears on the last day of each March, June, September, and December, beginning June 30, 2014, and continuing until the Revolving Credit Termination Date.

4.3           Closing Fee.  On the Closing Date, Borrowers shall pay to Lender all fees due and payable in accordance with the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

4.4           LC Fees.

(a)           Borrowers shall pay to Lender (i) an LC fee for each documentary LC equal to the greater of (A) 2.00% per annum multiplied by the daily maximum amount available to be drawn under such LC (whether or not such maximum amount is then in effect under such LC), and (B) $500, and (ii) an LC fee for each standby LC equal to the greater of (A) 2.00% multiplied by the daily maximum amount available to be drawn under such LC (whether or not such maximum amount is then in effect under such LC), and (B) $500.

(b)           Such LC fees shall be computed on the date of issuance, shall be due and payable in advance on the date of issuance (and, for each Auto-Renewal LC, on the date of each such renewal), and are nonrefundable.

(c)           In addition, Borrowers shall pay directly to Lender all other customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of Lender relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

SECTION 5    CONDITIONS PRECEDENT.

5.1           Conditions to Initial Credit Extension.  This Agreement will become effective once all parties have executed and delivered this Agreement. Lender will not be obligated to make the initial Credit Extension on the Closing Date until (a) Lender has received all of the items described on Schedule 5, each in Proper Form, including, but not limited to, payment of all fees due and payable under Section 4.3, (b) Borrowers have established (and thereafter maintains) with Lender a Cash Management Agreement acceptable to Borrowers and Lender, (c) all conditions to closing the Omega Acquisition under the Purchase Agreement have been satisfied, (d) all conditions to closing the Permitted Bango/Omega Transaction (except those related solely to closing the Bango Acquisition) have been satisfied, and (e) all conditions to closing the GS Term Loan Agreement have been satisfied.

5.2           Conditions to all Credit Extensions.  Lender will not be obligated to make any Credit Extension unless:  (a) Lender has timely received a Loan Request; (b) all of the representations and warranties of the Companies in the Loan Documents are true and correct in all material respects (except to the extent that the representations and warranties speak to a specific date); (c) Lender has received and continues to maintain evidence of insurance as set out in Section 8.6 (including certificates and endorsements); (d) no Material Adverse Effect exists; and (e) no Default or Event of Default exists or will result from such Credit Extension (whether a funding, issuance, amendment or renewal).  Each Loan Request delivered to Lender constitutes the representation and warranty by the Companies that the statements in clauses (b), (c), (d), and (e) above are true and correct in all material respects.

5.3           Conditions to all LIBOR Loans.  Lender will have no obligation to make or continue a LIBOR Loan if any of the following described events has occurred and is continuing:  (a) Dollar deposits are not available in the London inter-bank market; or (b) LIBOR does not accurately reflect Lender’s cost with respect to any LIBOR Loan.  If either of the foregoing conditions exists, then the applicable rate of interest on the Loans will be determined by such alternate method as reasonably selected by Lender.

5.4           No Waiver.  Each condition precedent in this Agreement (including matters listed on Schedule 5) is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent.  Lender may make any Credit Extension without all conditions being satisfied, but such Credit Extension shall not be deemed a waiver of any condition precedent for any subsequent Credit Extension.

SECTION 6    SECURITY AND GUARANTIES.

6.1           Collateral.  The complete payment and performance of the Obligation shall be secured by all of the items and types of property (collectively, the “Collateral”) described as “Collateral” in each Pledge and Security Agreement and Deed of Trust.  Vertex-Operating, Holdings and each of their respective direct and indirect wholly-owned Subsidiaries (for the avoidance of doubt, other than E-Source and other than Vertex-NV upon its release from its guarantee as provided in the last sentence of Section 6.3) shall execute all applicable Security Documents necessary to pledge all of the Collateral it owns, within ten (10) Business Days after such Subsidiary is created or acquired.

6.2           Financing Statements.  Each Company hereby authorizes Lender to file, and agrees to execute, in Proper Form, if requested, financing statements, continuation statements, or termination statements, or take other action reasonably requested by Lender relating to the Collateral, including any Lien search required by Lender.

6.3           Guaranties.  Each direct and indirect subsidiary of Vertex-Operating or Holdings (other than E-Source other than Vertex-NV upon its release from its guarantee as provided in the last sentence of this Section 6.3) shall guaranty the complete payment and performance of the Obligation (including the Revolving Credit Facility, LCs, and any Bank Products) by executing and delivering a Guaranty to Lender on the Closing Date or, with respect to such Subsidiary, within 10 Business Days after such Subsidiary is created or acquired.  Concurrent with the consummation of the Bango Acquisition in accordance with the Purchase Agreement and the GS Term Loan Agreement as in effect on the Closing Date, and so long as (a) Vertex-NV is simultaneously released from its guarantee under the GS Term Loan Agreement, and (b) the liens on the property of Vertex-NV are terminated as provided in Section 7.12 of the GS Term Loan Agreement as in effect on the Closing Date, then upon the request of Borrowers, Vertex-NV shall be released from the Guaranty and the Liens granted by Vertex-NV to secure the Obligations shall be discharged and released by Lender.  In no event shall any Subsidiary of Vertex-Operating or Holdings guarantee the GS Term Loan Agreement without simultaneously becoming a Guarantor.

6.4           Reserves.  Upon 7 days prior notice to Borrower Representative, Lender shall have the right to establish, modify, increase, decrease or eliminate Reserves against Eligible Accounts, Eligible Inventory, and the Borrowing Base from time to time in its reasonable credit judgment.  In addition upon 7 days prior notice to Borrower Representative, Lender reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set out in the definitions of “Eligible Accounts” or “Eligible Inventory” or to establish new criteria in its reasonable credit judgment.

SECTION 7    REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants to Lender as follows:

7.1           Existence, Good Standing, and Authority to do Business.  Holdings is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized.  Vertex-Operating is a limited liability company duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized.  Each other Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized.  In each state in which each Company does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.2           Subsidiaries.  Except as disclosed on Schedule 7.2, no Borrower has any Subsidiaries.

7.3           Authorization, Compliance, and No Default.  The execution and delivery by each Company of the Loan Documents to which it is a party and each Company’s performance of its obligations under the Loan Documents are within such Company’s powers, have been duly authorized, do not conflict with any of its Organizational Documents, and do not conflict with any Law, agreement, or obligation by which such Company is bound.

7.4           Enforceability.  Each Loan Document has been executed and delivered by each Company which is a party to it, and the Loan Documents are enforceable against each Company in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.

7.5           Litigation.  Except as disclosed on Schedule 7.5, no Company is subject to, or aware of the threat of, any Litigation involving any Company which, (a) purports to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated by the Loan Documents, or (b) if determined adversely to any Company could reasonably be expected to result in a Material Adverse Effect.

7.6           Taxes.  All Tax returns of each Company required to be filed have been timely filed (or extensions have been granted) and all Taxes imposed upon any Company that are due and payable have been paid before delinquency, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made.

7.7           Environmental Matters.  Except as disclosed in Schedule 7.7, no facility of any Company is used for, or to the knowledge of any Company has been used for, storage, treatment, or disposal of any Hazardous Materials in violation of any applicable Environmental Law, other than violations that individually or collectively would not constitute a Material Adverse Effect.  No Company knows of any environmental condition or circumstance adversely affecting its assets, properties, or operations that could reasonably be expected to result in a Material Adverse Effect.

7.8           Ownership of Assets; Intellectual Property.  Each Company has (a) indefeasible title to its real property, (b) a vested leasehold interest in all of its leased property, and (c) good and marketable title to its personal property, all as reflected on the Current Financials (except for property that has been disposed of as permitted by Section 9.9).  Each Company is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, other than any infringements or claims that, if successfully asserted against or determined adversely to any Company, could not, individually or collectively, reasonably be expected to result in a Material Adverse Effect.

7.9           Liens.  No Lien exists on any asset of any Company, other than Permitted Liens.

7.10         Debt.  No Company is an obligor on any Debt, other than Permitted Debt.

7.11         Insurance.  The Companies maintain the insurance required under Section 8.6.

7.12         Place of Business; Real Property.  The location of each Company’s place of business or chief executive office is set out on Schedule 7.12.  The books and records of each Company are located at its place of business or chief executive office.  All of each Company’s inventory (other than inventory on consignment, in transit, or in the possession of a Person under the terms of a contract with a Company) is at one or more of the locations set out on Schedule 7.12.  Except as described on Schedule 7.12, no Company has any ownership, leasehold, or other interest in real estate.

7.13         Purpose of Credit Facilities.  Borrowers will use the proceeds of the Revolving Credit Facility (a) to consummate the Omega Acquisition, (b) to pay Transaction Costs related to the consummation of this Agreement and the Related Agreements, and (c) for working capital and other general corporate purposes. No part of the proceeds of the Revolving Credit Facility will be used, directly or indirectly, for a purpose under Regulation U of the Board of Governors of the Federal Reserve, or for a purpose that violates any Law.

7.14         Trade Names.  Except as disclosed on Schedule 7.14, no Company has used or transacted business under any other corporate or trade name in the five-year period preceding the Closing Date (including names of all Persons with which any Company has merged or consolidated, or from which any Company has acquired all or substantially all of such Person’s assets).

7.15         Transactions with Affiliates.  Except as disclosed on Schedule 7.15, no Company is a party to an agreement or transaction with any of its Affiliates (excluding other Companies, except that unless and until the Vertex-NV Ring Fence Termination Date has occurred, Vertex-NV shall not enter into any transaction with Holdings or its Subsidiaries unless such transaction is subject to and in accordance with a master shared services agreement approved in writing by Lender or otherwise approved in writing by Lender), other than (a) transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate, and (b) permissible transactions which constitute Restricted NV Intercompany Transactions.

7.16         Financial Information.  Each material fact or condition relating to the Loan Documents or the Companies’ financial condition, business, property, or prospects has been disclosed to Lender in writing.  All financial and other information supplied to Lender is sufficiently complete to give Lender accurate knowledge of each Company’s financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to Lender, there has been no occurrence which has caused a Material Adverse Effect.

7.17         Material Contracts and Funded Debt.  No Company is a party to any Material Contract, other than the Loan Documents, the Related Agreements and the Material Contracts described on attached Schedule 7.17.  No Company has breached or is in default under any Material Contract or Funded Debt obligation.

7.18         ERISA.

(a)           Each Employee Plan (i) (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Tax Code and other federal or state law, (ii) has received a favorable determination letter from the IRS and to the best knowledge of Borrowers, nothing has occurred which would cause the loss of such qualification.

(b)           Each Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Tax Code with respect to each Employee Plan, and has not incurred any liability with respect to any Employee Plan under Title IV of ERISA.

(c)           There are no claims, actions, or Litigation (including by any Governmental Authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Employee Plan which is or could reasonably be expected to be a Material Adverse Effect.

(d)           With respect to any Employee Plan subject to Title IV of ERISA: (i) no reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30 day notice; (ii) no action by any Borrower or any ERISA Affiliate to terminate or withdraw from any Employee Plan has been taken and no notice of intent to terminate any Employee Plan has been filed under Section 4041 of ERISA; and (iii) no termination proceeding has been commenced with respect to an Employee Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

7.19         Government Sanctions.

(a)           Each Borrower represents that no Company, nor any of its affiliated entities, including in the case of any Company that is not a natural person, subsidiaries nor, to the knowledge of each Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of any Company is an individual or entity currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor any Borrower or any Company located, organized or resident in a country or territory that is the subject of Sanctions.

(b)           Each Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

7.20         Solvency.  Each Company is and, upon the incurrence of any Credit Extension by such Company on any date on which this representation and warranty is made, will be, Solvent.

SECTION 8    AFFIRMATIVE COVENANTS.  So long as Lender is committed to make any Credit Extension under this Agreement, and thereafter until the Obligation is paid in full, each Borrower agrees as follows, and agrees to cause each Company to comply with the following:

8.1           Items to be Furnished.  Borrowers shall cause the following to be furnished to Lender:

(a)           Promptly after preparation, and no later than 120 days after the last day of each fiscal year of Holdings, audited financial statements (including statements of income, statements of retained earnings and cash flows and a balance sheet) showing the consolidated financial condition and results of operations of the Companies as of, and for the year ended on, that last day, setting out, in each case, in comparative form the figures for the previous fiscal year and accompanied by:

(i)           the unqualified opinion of LLB & Associates Ltd., LLP, or a firm of nationally or regionally recognized independent certified public accountants satisfactory to Lender, based on an audit using generally accepted auditing standards, that the financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of Companies, and

(ii)           a Compliance Certificate executed by a Responsible Officer of each Borrower with respect to such financial statements to be delivered under this clause (a), calculating and certifying as to the Companies’ compliance with the financial covenants set forth in Section 10 of this Agreement.

(b)           Promptly after preparation, and no later than 45 days after each fiscal quarter of Borrowers, unaudited financial statements (including statements of income, statements of retained earnings and cash flows and a balance sheet) showing the consolidated financial condition and results of operations of the Companies (and the consolidating financial statements of Vertex-NV) for the prior quarter and for the period from the beginning of the current fiscal year to the last day of such quarter.

(c)           Within 45 days after the end of each fiscal quarter of Borrowers, a Compliance Certificate executed by a Responsible Officer of each Borrower with respect to the financial covenants set forth in Section 10 hereof, together with calculations of such financial covenants.

(d)           Promptly after preparation, and in any event within 30 days after the end of each month, the consolidated balance sheet of Holdings and its Subsidiaries and consolidating balance sheet of Vertex-NV, in each case as at the end of such month and the related consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Holdings and its Subsidiaries and consolidating statements of income and cash flows of Vertex-NV, in each case for such month and for the period from the beginning of the then current fiscal year to the end of such month, which are identical in form and substance to the monthly financial reports required to be delivered to the Term Loan Agent under the GS Term Loan Agreement;

(e)           Promptly after preparation, and no later than 20 days after the last day of each month (or more often as Lender shall request), (i) a Borrowing Base Certificate as of the last day of such month certifying as to the Companies’ Borrowing Base, and (ii) all supporting information for the calculation of the Borrowing Base, including supporting schedules, inventory listings, accounts payable, accounts receivable agings and such other information as Lender may reasonably request.

(f)           The Companies will permit Lender to conduct and complete, by a third party satisfactory to Lender, a field examination regarding all accounts receivable and inventory of the Companies, in form and substance satisfactory to Lender and, so long as no Event of Default exists, up to two times per calendar year at the sole cost and expense of the Borrowers; provided that, at any time an Event of Default exists, Lender may order or require any additional field examinations to be conducted at its discretion and at the Borrowers’ sole cost and expense (and any such field examination ordered by Lender when an Event of Default exists shall not count toward the two times per calendar year limitation).

(g)           Notice, within 5 days after any Company receives notice of, or otherwise becomes aware of, (i) the institution of any Litigation involving any Company for which the monetary amount at issue is greater than $100,000, individually, or $250,000 in the aggregate, (ii) any liability or alleged liability under any Environmental Law arising out of, or directly affecting, the properties or operations of such Company, (iii) any substantial dispute with any Governmental Authority, (iv) the incurrence of any material contingent Debt, and (v) a Default or Event of Default, specifying the nature thereof and what action each Company has taken, is taking, or proposes to take.

(h)           Concurrently with the occurrence of (i) such change, notify Lender of any change in the name, legal structure, place of business, or chief executive office of any Company, or (ii) any acquisition or creation of a Subsidiary by any Company, notify Lender that any Person has become a Subsidiary of such Company.

(h)           Promptly upon reasonable request by Lender, information and documents not otherwise required to be furnished under the Loan Documents respecting the business affairs, assets and liabilities of the Companies.

(i)           Promptly deliver a copy of each item delivered by any Company pursuant to Section 5.1 of the GS Term Loan Agreement.

8.2           Books, Records and Inspections.  Each Company shall maintain books, records, and accounts necessary to prepare the financial statements required by Section 8.1.  Upon reasonable notice to Borrower Representative, each Company shall allow Lender (or its Representatives) during business hours or at other reasonable times to inspect each Company’s properties and examine, audit, and make copies of books and records.  If any of the Companies’ properties, books or records are in the possession of a third party, the applicable Company shall authorize that third party to permit Lender or its Representatives to have access to perform inspections or audits and to respond to Lender’s requests for information concerning such properties, books and records.  Lender may discuss, from time to time, any of the Companies’ affairs, conditions and finances with its directors, officers, and certified public accountants.

8.3           Taxes.  Each Company will promptly pay when due any and all Taxes, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any Lien are stayed.

8.4           Compliance with Laws.  Each Company shall comply in all material respects of the requirements of all Laws (including fictitious or trade name statutes) and all orders, writs, injunctions and decrees applicable to it or its business or property, except in such instances in which (a) such requirement is deemed contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and (b) the failure to comply would not result in a Material Adverse Effect.

8.5           Maintenance of Existence, Assets, and Business.  Except as otherwise permitted by Section 9.6, each Company will (a) maintain its existence and good standing in its state of organization and its authority to transact business and good standing in all other jurisdictions where the nature and extent of its business and properties require due qualification and good standing, (b) maintain all licenses, permits and franchises necessary for its business where failure to do so is a Material Adverse Effect, and (c) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.

8.6           Insurance.  Each Company shall maintain (a) insurance satisfactory to Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Companies’ properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Companies’ business.  Each policy shall provide for at least thirty (30) days’ prior notice to Lender of any cancellation thereof, and (b) insurance policies covering the tangible property comprising the Collateral.  Each insurance policy must be for the full replacement cost of the Collateral and include a replacement cost endorsement in an amount acceptable to Lender.  The insurance must be issued by an insurance company acceptable to Lender and must include a lender’s loss payable endorsement in favor of Lender in a form acceptable to Lender.  Upon Lender’s request, Borrowers shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force.

8.7           Environmental Laws.  Each Company shall conduct its business so as to comply with all applicable Environmental Laws, shall promptly take corrective action to remedy any violation of any Environmental Law, and shall immediately notify Lender of any claims or demands by any Governmental Authority or Person with respect to any Environmental Law or Hazardous Materials.

8.8           ERISA.  Promptly during each year (a) pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Employee Plan, (b) file each annual report required to be filed pursuant to ERISA in connection with each Employee Plan for each year, and (c) notify Lender within ten (10) days of the occurrence of any reportable event under Section 4043(c) of ERISA that might constitute grounds for termination of any capital Employee Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Employee Plan.

8.9           Use of Proceeds.  Borrowers shall use the proceeds of the Revolving Credit Facility only for the purposes represented and warranted in this Agreement.

8.10         Application of Insurance and Eminent Domain Proceeds.

(a)           Lender and each Company agree (i) to cause all Insurance Proceeds received as a result of a loss or casualty of Revolving Credit Priority Collateral (such term is used herein as defined in the Intercreditor Agreement) to be paid by the insurers directly to Lender (as loss payee), and (ii) to cause all Eminent Domain Proceeds arising from and received as a result of an

Eminent Domain Event in respect of Revolving Credit Priority Collateral, to be paid by the condemning Governmental Authority directly to Lender.

(b)           If any Insurance Proceeds or Eminent Domain Proceeds described in Section 8.10(a) are paid to any Company, such Insurance Proceeds or Eminent Domain Proceeds shall be received only in trust for Lender, shall be segregated from other funds of the Companies and shall promptly be paid over to Lender in the same form as received (with any necessary endorsement).

(c)           Notwithstanding anything to the contrary in this Section 8.10, reimbursement under any liability insurance maintained by any Company may be paid directly to the Person who incurred the liability, cost, or expense covered by such insurance.

(d)           Any Eminent Domain Proceeds or Insurance Proceeds shall be applied to the repayment of the Revolving Principal Amount and to Cash Collateralize the LC Exposure in accordance with Section 2.3, with the excess, if any, payable to Borrowers.

8.11         New Subsidiaries.  Each Company shall promptly cause each newly created or acquired Subsidiary to comply with Section 6.

8.12         Expenses.  Borrowers shall promptly pay upon demand (a) all reasonable costs, fees and expenses paid or incurred by Lender (including those incurred under Section 6) in connection with the negotiation, preparation, delivery and execution of any Loan Document, and any related or subsequent amendment, waiver, or consent (including in each case, the reasonable fees and expenses of Lender’s counsel), (b) all due diligence, closing, and post-closing costs including filing fees, recording costs, lien searches, corporate due diligence, third-party expenses, appraisals (if required), title insurance (if required), environmental surveys, annual field audits, and other related due diligence, closing and post-closing costs and expenses, and (c) all costs, fees and expenses of Lender incurred in connection with the enforcement of the Loan Documents or the exercise of any rights arising under the Loan Documents or the negotiation, workout, or restructure and any action taken in connection with any Debtor Relief Laws (including in each case, the reasonable fees and expenses of Lender’s counsel), all of which shall be a part of the Obligation and shall accrue interest, if not paid upon demand, at the Default Rate until repaid.

8.13         Primary Depositary Institution.  Borrowers shall establish and maintain with Lender all of Borrowers’ primary depositary and treasury management accounts.

8.14         Further Assurances.  Each Company shall take such action as Lender may reasonably request to carry out the intent of this Agreement and the terms of the Loan Documents (including to perfect and protect its security interests and Liens), including executing, acknowledging, authorizing, delivering or recording or filing additional instruments or documents.  Because each Company agrees that Lender’s remedies at Law for failure of any Company to comply with the provisions of this Section 8.14 would be inadequate and that failure would not be adequately compensable in damages, each Company agrees that the covenants of this Section 8.14 may be specifically enforced.

8.15         Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Hedge Liabilities owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Hedge Liabilities (provided that, each Qualified ECP Loan Party shall only be liable under this Section 8.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.15, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law, including fraudulent conveyance or fraudulent transfer Laws, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 8.15 shall remain in full force and effect until payment in full of the Obligation and termination of this Agreement and the other Loan Documents.  Each Qualified ECP Loan Party intends that this Section 8.15 constitute, and this Section 8.15 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of Borrowers and Guarantors for all purposes of Section 1a(18(A)(v)(II) of the Commodity Exchange Act.

8.16         Equity Raise.  Holdings shall issue shares of its common stock after the Closing Date and no later than the earlier of (x) June 30, 2014 and (y) the date that any Company makes any investment in Bango Refining after the Closing Date, the net proceeds of which to Holdings are at least $10,000,000 (the “Post Close Equity Raise”).  Holdings shall immediately deposit the net cash proceeds from the Post Close Equity Raise into a deposit account in the name of Vertex-Operating in which Lender has a second priority Lien (and in which the lenders under the GS Term Loan Agreement may have a first priority Lien) (the “Vertex Refining Cash Collateral Account”).  Vertex-Operating will not withdraw funds from the Vertex Refining Cash Collateral Account, except in accordance with terms of the GS Term Loan Agreement as in effect on the Closing Date.

8.17         Miscellaneous Business Covenants.  Unless otherwise consented to by Lender:

(a)           Non-Consolidation.  Holdings will and will cause each of its Subsidiaries to:  (i)  maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.  Holdings will cause each Company not to commingle their funds or assets with those of Vertex-NV, which shall maintain separate books and records, assets and funds for all purposes, unless and until the Vertex-NV Ring Fence Termination Date occurs.

(b)           Communication with Accountants. Each Company authorizes Lender to communicate directly with such Company’s independent certified public accountants and authorizes and shall instruct those accountants to communicate (including the delivery of audit drafts and letters to management) with Lender information relating to any Company with respect to the business, results of operations and financial condition of any Company; provided however, that Lender, as the case may be, shall provide such Company with notice at least two (2) Business Days prior to first initiating any such communication.

(c)           Activities of Management.  Each member of the senior management team of each Company shall devote all or substantially all of his or her professional working time, attention, and energies to the management of the businesses of the Company.

SECTION 9    NEGATIVE COVENANTS.

So long as Lender is committed to make any Credit Extension under this Agreement, and thereafter until the Obligation is paid in full, each Borrower agrees as follows, and agrees to cause each Company to comply with the following:

9.1           Debt.  No Company may create, incur, or permit to exist, any Debt except Permitted

Debt.  Furthermore, (a) following the closing of the Bango Acquisition and prior to the Vertex-NV Ring Fence Termination Date, no Company shall extend credit or intercompany loans to Vertex-NV or guarantee any Debt of Vertex-NV, other than in accordance with the restrictions set forth in the Restricted NV Intercompany Transactions, (b) from and after the Closing Date, no Company shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, incur, assume or guaranty, or otherwise become directly or indirectly liable to pay any cash “earn-out” or other deferred cash purchase price obligations with respect to any Permitted Acquisitions or any investments described in clause (j) of the definition of Permitted Investments, and (c) no Company shall incur any “Swap Obligations” as defined in the GS Term Loan Agreement or Hedge Liabilities without the prior written consent of the Lender.

9.2           Liens.  No Company shall create, incur, or permit any Lien upon any of its assets, except Permitted Liens.  No Company shall enter into any agreement (other than the Loan Documents and the GS Term Loan Agreement) prohibiting the creation or assumption of any Lien upon its assets or revenues or prohibiting or restricting the ability of the Borrowers or any Company to amend or otherwise modify this Agreement or any other Loan Document.

9.3           Compliance.  No Company may violate the provisions of any Laws applicable to it, any agreement to which it is a party, or the provisions of its organizational documents, if such violations individually or collectively would constitute a Material Adverse Effect.  No Company will modify, repeal, replace or amend any provision of its organizational or governing documents in any manner which would be adverse to the interests of Lender.

9.4           Loans and Investments.

(a)           No Company may extend credit to any other Person, other than (i) extensions of credit among the Companies which have recourse liability for the Obligation, subject to the conditions set forth for Restricted NV Intercompany Transactions, (ii) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to Persons which are not Affiliates, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) expense accounts for employees in the ordinary course of business which do not, in the aggregate, at any time exceed $25,000, (v) extensions of credit that do not exceed an aggregate amount of $25,000 outstanding at any one time, and (vi) the purchase price loan made to Omega Refining on the Closing Date pursuant to the Purchase Agreement and Omega/Bango Financing Documents in effect on the Closing Date, and (vii) the Permitted Bango/Omega Transaction.

(b)           No Company may make any investment in, or purchase or commit to purchase any Equity Interests in, any other Person, other than Permitted Investments and Acquisitions permitted under Section 9.6(b) and (c).

9.5           Dividends.  No Company may (a) declare or make any dividend or other distribution (other than (i) dividends or distributions declared or made by such Company wholly in the form of its capital stock, or (ii) dividends or distributions by a Company to another Company), (b) retire, redeem, purchase, withdraw, or otherwise acquire any Equity Interests in such Company (including the purchase of warrants or other options to acquire such interests), or (c) declare or make any distribution of assets to the holders of its Equity Interests (in that capacity), whether in cash, assets, or in its obligations.  No Company may enter into or permit to exist any arrangement or agreement (other than this Agreement and the GS Term Loan Agreement) that prohibits it from paying dividends or making other distributions.

9.6           Acquisition, Mergers, and Dissolutions.

(a)           Except as provided in this Section 9.6, no Company may (whether in one transaction or a series of transactions) (i) acquire all or any substantial portion of the stock issued by, equity interest in, Voting Interest in, or assets of, any other Person, (ii) merge or consolidate with any other Person without Lender’s consent, (iii) liquidate, wind up or dissolve (or suffer any liquidation or dissolution), (iv) suspend operations, or (v) create or acquire any Subsidiaries.

(b)           Any Company may merge or consolidate with, or acquire stock issued by, Equity Interests in, or assets of, another Company (and, in the case of such merger or consolidation or, in the case of the conveyance or distribution of all of such assets, the non-surviving or selling entity, as the case may be, may be liquidated, wound up or dissolved); provided that, if the surviving entity is a Guarantor it shall comply with Section 6 and if any Borrower is a party to such merger or consolidation, such Borrower must be the surviving entity, and provided further that, in no event shall any Company merge or consolidate with Vertex-NV.

(c)           The Companies may consummate the following Acquisitions: (i) the Omega Acquisition and (ii) Permitted Acquisitions.

9.7           Assignment.  No Company may assign or transfer any of its rights, duties or obligations under any of the Loan Documents.

9.8           Fiscal Year and Accounting Methods.  No Company may change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP).

9.9           Sale of Assets.  No Company may make any Disposition or enter into any agreement to make any Disposition, except (a) Dispositions of obsolete or worn out assets in the ordinary course of business, (b) Dispositions of inventory in the ordinary course of business, (c) the Disposition of delinquent accounts receivable in the ordinary course of business for purposes of collection, (d) Dispositions of property by any Company to another Company or to a wholly-owned Subsidiary; provided that, if the transferor of such property is a Borrower or a Guarantor, the transferee thereof must either be a Borrower or a Guarantor and must comply with Section 6, and (e) to the extent permitted by Section 9.6.

9.10         New Businesses.  No Company may engage in any business except the business in which it is engaged as of the Closing Date.

9.11         Transactions with Affiliates.  Except as disclosed on Schedule 7.15, no Company may enter into any Material Contract or any material transaction with any of its Affiliates other than transactions in the ordinary course of business which are upon fair and reasonable terms not materially less favorable to such Company than such Company could obtain in an arms’ length transaction with a Person that was not an Affiliate; provided that, no Company shall make loans or advances to any of its Affiliates (other than extensions of credit among the Companies which have recourse liability for the Obligation and loans permitted pursuant to Section 9.4 hereof) at any time.

9.12         Payroll Taxes.  No Company may use any portion of the proceeds of any Loan to pay the wages of employees, unless a timely payment to or deposit with the appropriate Governmental Authority of all Taxes required to be deducted and withheld with respect to such wages is also made.

9.13         Prepayment of Debt.  No Company may voluntarily prepay principal of, or interest on, any Debt, other than the Obligation and the “Obligations” as defined in the GS Term Loan Agreement, if a Default or Event of Default exists or would result after giving effect to such payment.  No Company may prepay, repay, repurchase, redeem or defease Subordinated Debt prior to the irrevocable payment and performance in full of the Obligation without the prior written consent of Lender.

9.14         Purchase Agreement.  The Purchase Agreement shall not be amended, modified or supplemented after the Omega Acquisition, without the prior written consent of Lender.  No Company may make any Earnout Payment as defined in the Earnout Subordination Agreements, if an Event of Default exists at the time of such payment or would arise after giving effect to any such payment, or if such payment would violate the terms of the Earnout Subordination Agreements.  Borrowers shall provide notice to Lender prior to making any Earnout Payment as defined in the Earnout Subordination Agreements.

SECTION 10    FINANCIAL COVENANTS.  So long as Lender is committed to make any Credit Extension under this Agreement, and thereafter until the Obligation is paid in full, each Company agrees as follows:

10.1         Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio as of the last day of any fiscal quarter, beginning with the fiscal quarter ending June 30, 2014, shall not be less than 1.25 to 1.00.

10.2         Leverage Ratio.  The Leverage Ratio as of the last day of any fiscal quarter, beginning with the fiscal quarter ending December 31, 2014, shall not exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
For the fiscal quarter ending December 31, 2014	3.50 to 1.00
For each fiscal quarter ending March 31, 2015, and June 30, 2015	3.00 to 1.00
For each fiscal quarter ending September 31, 2015, December 31, 2015, March 31, 2016 and June 30, 2016	2.50 to 1.00
For the fiscal quarter ending September 30, 2016 and for each fiscal quarter thereafter	2.00 to 1.00

10.3         Consolidated Adjusted EBITDA.  The Consolidated Adjusted EBITDA as at the end of any fiscal quarter, beginning with the fiscal quarter ending June 30, 2014, for the periods indicated below, shall not be less than the correlative amount indicated:

Fiscal Quarter	Consolidated Adjusted EBITDA
For the six months ending June 30, 2014	$4,500,000

Fiscal Quarter	Consolidated Adjusted EBITDA
For the nine months ending September 30, 2014	$8,000,000
For the twelve months ending December 31, 2014	$12,500,000
For the twelve months ending March 31, 2015	$13,500,000
For each twelve months ending June 30, 2015 and September 30, 2015	$14,000,000
For each twelve months ending December 31, 2015 and March 31, 2016	$14,500,000
For each twelve months ending June 30, 2016 and September 30, 2016	$15,000,000
For each twelve months ending December 31, 2016 and March 30, 2017	$15,500,000

10.4         Minimum Consolidated Liquidity.  The Consolidated Liquidity shall not be less than $3,000,000 at any time from and after the Closing Date.

10.5         Certain Calculations.  With respect to any period during which the acquisition of Equity Interest of the Omega Acquisition, a Permitted Acquisition or a Disposition permitted under this Agreement has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 10 (but not for purposes of determining the Applicable Margin), Consolidated Adjusted EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by Lender in its sole discretion) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

SECTION 11    EVENTS OF DEFAULT.  The term “Event of Default” means the occurrence of any one or more of the following events:

11.1         Payment of Obligation.  The failure of any Company to pay any part of the Obligation when and as required to be paid under the Loan Documents.

11.2         Covenants.  The failure of any Company to punctually and properly perform, observe and comply with:

(a)           Any covenant, agreement, or condition contained in (i) Sections 6.1, 6.3, 8.2, 8.6, 8.8, 8.9, or 8.10, and such failure continues for 10 days or (ii) Sections 9 and 10, or,

(b)           Any other covenant, agreement, or condition contained in any Loan Document, (other than the covenants to pay the Obligation as set out in Section 11.1 above, the covenants in clause (a) preceding and as set out below in this Section 11), and such failure continues for 30 days.

11.3         Debtor Relief.  Any Company or any Guarantor (a) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, other than a voluntary liquidation or dissolution permitted by Section 9.6, (b) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant), and (i) the petition is not controverted within 10 days and is not dismissed within 60 days, or (ii) an order for relief is entered under Title 11 of the United States Code, (c) makes an assignment for the benefit of creditors, or (d) fails (or admits in writing its inability) to pay its debts generally as they become due.

11.4         Judgments.  There is entered against any Company or any Guarantor (a) a final non-appealable judgment or arbitration award for the payment of money in the amount exceeding $250,000 (individually or in the aggregate and net of applicable insurance if the insurer has accepted coverage) or (b) one or more non-monetary final non-appealable judgments that could be, or could reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect, and, in either case enforcement of such judgment or award is not stayed.

11.5         False Information; Misrepresentation.  Any information given to Lender by any Company is false or any representation or warranty made to Lender by any Company or contained in any Loan Document at any time proves to have been incorrect in any material respect when made.

11.6         Default Under Other Agreements.

(a)           Any Company fails to pay when due (after any applicable grace period) any Debt which (individually or in the aggregate) exceeds $250,000, or any default exists under any agreement which permits any Person to cause any Debt which (individually or in the aggregate) exceeds $250,000 to become due and payable by any Company before its stated maturity.

(b)           Any Company breaches or defaults under any term, condition, provision, representation or warranty contained in any Material Contract, including any agreement with Lender (other than the Loan Documents), or in any Related Agreement (other than the GS Term Loan Agreement) and such Company fails for 5 Business Days to commence and thereafter diligently pursue a cure, if the effect of such breach or default is to cause or to permit the other parties to such Related Agreement or Material Contract, as the case may be, to terminate such Related Agreement or Material Contract.

11.7         Validity and Enforceability of Loan Documents.  Any Lien granted under any Security Document ceases to be a first priority Lien on the Companies’ assets.  Any Loan Document at any time after its execution and delivery (a) ceases to be in effect in any material respect or is declared by a Governmental Authority to be null and void, or (b) its validity or enforceability is contested by a Company or a Company denies that it has any further liability or obligations under any Loan Document.

11.8         Hedge Agreement.  Notwithstanding Section 11.2(b) above, (a) any Company breaches any provision of any Hedge Agreement and the breach is not cured or waived within any applicable grace period, or (b) any Hedge Agreement is terminated.

11.9         Change of Management or Control.  (a) A Change of Management occurs, or (b) a Change of Control occurs.

11.10       Material Adverse Effect.  A Material Adverse Effect exists.

11.11       LCs.  Lender is served with, or becomes subject to, a court order, injunction, or other process or decree restraining or seeking to restrain it from paying any amount under any LC and either (a) a drawing has occurred under the LC and the applicable Company has refused to reimburse Lender for payment or (b) the expiration date of the LC has occurred but the right of any beneficiary thereunder to draw under the LC has been extended past the expiration date in connection with the pendency of the related court action or proceeding and Borrowers have failed to Cash Collateralize the then existing LC Exposure.

11.12       Default under the Subject Leases.  A default under any of the Subject Leases occurs if the effect of such default is to cause, or to permit the other parties to such Subject Lease, to terminate such Subject Lease.

11.13       Default under GS Term Loan Agreement.  An event of default under or as defined in the GS Term Loan Agreement occurs.

SECTION 12    RIGHTS AND REMEDIES.

12.1         Remedies Upon Event of Default.

(a)           If an Event of Default exists under Section 11.3, the Commitment to extend credit under this Agreement automatically terminates and the unpaid balance of the Obligation automatically becomes due and payable without any action of any kind.

(b)           If an Event of Default exists, Lender may do any one or more of the following:  (i) if the maturity of the Obligation has not already been accelerated under Section 12.1(a), declare the unpaid balance of the Obligation immediately due and payable and to the extent permitted by applicable Law, the Obligation shall accrue interest at the Default Rate; (ii) terminate the commitment to extend credit under this Agreement; (iii) reduce any claim to judgment; (iv) exercise the rights of set-off or banker’s Lien under Section 3.7 to the extent of the full amount of the Obligation; and (v) exercise any and all other legal or equitable rights afforded by the Loan Documents, the Laws of the State of Texas, or any other applicable jurisdiction.

12.2         Waivers.  To the extent permitted by Law, each Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

12.3         No Waiver.  No waiver of any Event of Default shall be deemed to be a waiver of any other then-existing or subsequent Event of Default.  No delay or omission by Lender in exercising any right under the Loan Documents will impair that right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right.  The acceptance by Lender of any partial payment shall not be deemed to be a waiver of any Event of Default then existing.

12.4         Performance by Lender.  If any covenant, duty or agreement of any Company is not performed in accordance with the terms of the Loan Documents, Lender may, but is not obligated to, perform or attempt to perform that covenant, duty or agreement on behalf of that Company (and any amount expended by Lender in its performance or attempted performance is payable on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Lender’s expenditure until paid).

12.5         Cash Collateral.  If any Event of Default exists, Borrowers shall, if requested by Lender, immediately deposit with and pledge to Lender, cash or cash equivalent investments in an amount equal to the LC Exposure as security for the Obligation for so long as such Event of Default continues or until such Event of Default is waived by Lender.

12.6         Cumulative Rights.  All rights available to Lender under the Loan Documents are cumulative of, and in addition to, all other rights granted at law or in equity, whether or not the Obligation is due and payable and whether or not Lender has instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

SECTION 13    MISCELLANEOUS.

13.1         Governing Law.  Each Loan Document must be construed, and its performance enforced, under Texas law (except if otherwise provided in such Loan Document).

13.2         Invalid Provisions.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall engage in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.3         Multiple Counterparts and Electronic Signatures.  Each Loan Document may be executed in any number of counterparts with the same effect as if all signatories had signed the same document.  All counterparts must be construed together to constitute one and the same instrument.  Loan Documents may be transmitted and signed by facsimile or other electronic means and shall have the same effect as manually-signed originals and shall be binding on all Companies and Lender.

13.4         Notice.  Unless otherwise provided in this Agreement, all notices or consents required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, or sent by facsimile.  Notices and other communications shall be effective (a) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (b) if faxed, when transmitted, or (c) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.  Until changed by notice pursuant to this Agreement, the addresses and facsimile numbers for each party is set out on Schedule 1.  Lender shall be entitled to rely and act upon any notices (including telephonic Loan Requests permitted by Lender) purportedly given by or on behalf of Borrower Representative even if (i) such notices were not made in a manner specified in this Section 13.4, were incomplete or were not preceded or followed by any other form of notice specified in this Section 13.4, or (ii) the terms of the notice, as understood by the recipient, varied from any confirmation of the notice.  Borrowers shall indemnify Lender and its Affiliates and representatives from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrowers.  All telephonic notices to and other communications with

Lender may be recorded by Lender, and each of the parties to this Agreement hereby consents to such recording.

13.5         Binding Effect; Survival.  This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective successors and permitted assigns.  Unless otherwise provided, all covenants, agreements, indemnities, representations and warranties made in any of the Loan Documents survive and continue in effect as long as the Commitment is in effect or the Obligation is outstanding.

13.6         Amendments; Amendment and Restatement of Original Credit Agreement.  The Loan Documents may be amended, modified, supplemented or be the subject of a waiver only by a writing executed by Lender and each Company party thereto.  This Agreement amends and restates, but does not extinguish and is not a novation or an accord and satisfaction of the indebtedness outstanding under the Original Credit Agreement, which indebtedness shall be deemed to be outstanding under this Agreement. Nothing in this Agreement shall be deemed to release or otherwise adversely affect any Lien, mortgage or security interest securing any indebtedness outstanding under the Original Credit Agreement or any rights of Lender under the Original Credit Agreement.  Borrowers hereby acknowledge and agree that all Liens securing the “Obligation” under, and as defined in, the Original Credit Agreement are hereby ratified, renewed, and extended to secure the Obligation.

13.7         Participants.  Lender may, at any time, sell to one or more Persons (each a “Participant”) participating interests in the Obligation; provided that, (i) Lender remains the holder of the Revolving Principal Amount, (ii) Lender’s obligations under this Agreement remain unchanged and Lender remains solely responsible for the performance of those obligations, and (iii) each Company continues to deal solely and directly with Lender regarding the Loan Documents.  Lender may furnish any information concerning the Companies in its possession from time to time to assignees and Participants (including prospective assignees and Participants).

13.8         Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.  Each Company’s obligations under the Loan Documents remain in full force and effect until the Commitment is terminated and the Obligation is paid in full (except for provisions under the Loan Documents which by their terms expressly survive payment of the Obligation and termination of the Loan Documents).  If at any time any payment of the principal of or interest on the Note or any other amount payable by any Company or any other obligor on the Obligation under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, the obligations of each Company under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

13.9         Arbitration; Waiver of Jury Trial.  This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.”  This Dispute Resolution Provision is a material inducement for the parties entering into this Agreement.

(a)           This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”).  For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(b)           At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”).  The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)           Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision.  In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, Lender may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)           The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)           The arbitrator(s) will give effect to statutes of limitation in determining any Claim and shall dismiss the arbitration if the Claim is barred under the applicable statutes of limitation.  For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision.  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)           This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)           The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)           Any arbitration or court trial (whether before a judge or jury) of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”).  The Class Action Waiver precludes any party from participating in or being represented in any class or representative action regarding a Claim.  Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator.  The parties to this agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the

Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.  THE PARTIES ACKNOWLEDGE AND AGREE THAT UNDER NO CIRCUMSTANCES WILL A CLASS ACTION BE ARBITRATED.

(i)           By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim.  This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable.  WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

13.10       Indemnity.  Whether or not the transactions contemplated by this Agreement are consummated, each Company shall indemnify and hold harmless Lender and its Affiliates and representatives (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including fees and expenses of counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, any Loan, or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower, any Subsidiary or any other Company, or any liability in respect of any Environmental Law related in any way to any Borrower, any Subsidiary or any other Company, or (d) any actual or prospective Litigation, claim, or investigation relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  All amounts due under this Section 13.10 shall be payable within ten (10) Business Days after demand.  The agreements in this Section 13.10 shall survive the resignation of Lender, the replacement of Lender, the termination of the Commitments hereunder and the repayment, satisfaction or discharge of the Obligation.

13.11       Indemnity Regarding Hazardous Materials.

In addition to Section 13.10, and not by way of limitation, each Borrower agrees to indemnify and hold Lender harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Lender’s counsel) or loss directly or indirectly arising out of or resulting from any of the following:

(a)
Any Hazardous Materials being present at any time, whether before, during or after any construction, in or around any part of the real property collateral securing this Agreement (the "Real Property"), or in the soil, groundwater or soil vapor on or under the Real Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources.

(b)
Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a Hazardous Materials.  This indemnity will apply whether the Hazardous Materials is on, under or about any Company’s property or operations or property leased to any Company, whether or not the property has been taken by Lender as collateral.

Upon demand by Lender, each Borrower will defend any investigation, action or proceeding alleging the presence of any Hazardous Materials in any such location, which affects the Real Property or which is brought or commenced against Lender, whether alone or together with the Borrowers or any other person, all at the Borrowers’ own cost and by counsel to be approved by Lender in the exercise of its reasonable judgment.  In the alternative, Lender may elect to conduct its own defense at the expense of the Borrowers.  Borrowers’ obligations to Lender under this Section, except the obligation to give notices to Lender, shall survive termination of this Agreement, repayment of the Obligation under this Agreement, and foreclosure of the deed of trust or mortgage encumbering the Real Property or similar proceedings.

13.12       Joint and Several Liability.

(a)           Each Borrower agrees that it is jointly and severally liable to Lender for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s).  Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise.  Lender may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b)           Each Borrower agrees that any release which may be given by Lender to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

(c)           Each Borrower waives any right to assert against Lender any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to Lender for the obligations of the Borrowers under this Agreement.

(d)           Each Borrower waives any defense by reason of any other Borrower’s or any other person's defense, disability, or release from liability.  Lender can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

(e)           Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment.  Each Borrower waives any right it may have to require Lender to disclose to such Borrower any information which Lender may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(f)           Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement.  Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g)           The Borrowers represent and warrant to Lender that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement.  The Borrowers agree that Lender will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(h)           Until all obligations of the Borrowers to Lender under this Agreement have been paid in full and any commitments of Lender or facilities provided by Lender under this Agreement have been terminated, each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement.

(i)           Each Borrower waives any right to require Lender to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy.  Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of the Borrowers.

13.13       Borrower Representative.  Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of issuing Loan Requests and LC Applications, delivering Borrowing Base Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans and the issuance of LCs, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents, and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents.  Borrower Representative hereby accepts such appointment.  Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

13.14       USA Patriot Act Notice.  Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), Lender is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow Lender to identify Borrowers in accordance with the Patriot Act.

13.15       Entirety.  The Loan Documents Represent the Final Agreement Between The parties and May Not Be Contradicted by Evidence of Prior, Contemporaneous, or Subsequent Oral Agreements by the Parties.  There Are No Unwritten Oral Agreements among the Parties.

[Signatures are on the following pages.]

EXECUTED as of the day and year set out in the Preamble.

BORROWERS:

VERTEX ENERGY, INC.,
a Nevada corporation

By: /s/ Benjamin P. Cowart
Benjamin P. Cowart
Chief Executive Officer

VERTEX ENERGY OPERATING, LLC,
a Texas limited liability

By: /s/ Benjamin P. Cowart
Benjamin P. Cowart
Chief Executive Officer

Federal law requires Bank of America, N.A. to provide the following notice. The notice is not part of the foregoing agreement and may not be altered.  Please read the notice carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  Lender will ask for each Borrower’s legal name, address, tax ID number or social security number and other identifying information.  Lender may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of each Borrower, guarantors or other related persons.

LENDER:

BANK OF AMERICA, N.A.

By: /s/ Rebecca L. Hetzer
Rebecca L. Hetzer
Senior Vice President

SCHEDULE 1

Parties, Addresses, and Wiring Information

Borrowers and other Companies		Borrowers’ Wire Instructions
Vertex Energy, Inc.
Vertex Energy Operating, LLC		Location of Account:	Bank of America
1331 Gemini, Suite 250		ABA No.:	111000025
Houston, Texas 77058		Account No.:	Please contact
Attn: Benjamin P. Cowart			Rebecca L. Hetzer
Phone:	(713) 208-8736		(713) 247-6004
Fax:	(281) 486-0217		for account information.
For credit to: Vertex Energy, Inc.

copy to:

Reinhart Boerner Van Deuren s.c.
100 North Water Street, Suite 1700
Milwaukee, Wisconsin 53202
Telephone No.: (414) 298-8227
Facsimile No.: (414) 298-8097
Attention:  Timothy Reardon

Lender’s Office
Bank of America, N.A.
700 Louisiana, 8th Floor
Houston, Texas 77002
Attn:      Rebecca L. Hetzer
Phone:   (713) 247-6004
Fax:         (804) 264-0127

copy to:

Porter Hedges LLP
1000 Main St., 36th Floor
Houston, Texas  77002
Attn:     Joyce K. Soliman
Phone:  (713) 226-6685
Fax:        (713) 226-6285
Schedule 1

SCHEDULE 2

Existing Debt and Liens

Master Lease Agreement No. MEF0659 dated March 3, 2009 between Pacific Western Equipment Finance and Vertex-LA (as successor in interest to Omega Refining, LLC) and the following schedules thereto: (a) Schedule No. 001 dated November 11, 2010, as amended by Amendment No. 1 dated December 20, 2010 (principal balance outstanding as of the Closing Date is $194,272.48), and (b) Schedule No. 004 dated May 15, 2012, as amended by Amendment No. 1 dated September 28, 2012 (principal balance outstanding as of the Closing Date is $685,844.80).

Guaranty dated May 2, 2014 by Holdings in favor of Omega Holdings Company LLC, Omega Refining, LLC and Bango Refining NV, LLC, guarantying obligations under contracts assumed in connection with the Omega Acquisition.

Guaranty dated May 2, 2014 by Holdings and Vertex-Operating in favor of Magellan Terminals Holdings, L.P. (“Magellan”) to guarantee Vertex-LA’s obligations under the Marrero Agreements (as defined in Schedule 7.17)

Guaranty dated May 2, 2014 by Vertex-Operating in favor of Plaquemines Holdings, LLC to guarantee Vertex-LA’s obligations under the Vertex-LA Plaquemines Parish Lease.

Pursuant to the Unit Purchase Agreement dated August 14, 2012 among Holdings, VAS, Vertex Holdings, L.P. ("VH") and B & S Cowart Family L.P., Holdings may be obligated to make specified earn-out payments to VH based on Holdings' achievement of specified EBITDA targets.

Pursuant to the Limited Liability Membership Purchase Agreement dated effective October 1, 2013 among Kevin Ellis, Holdings and E-Source, Holdings may be obligated to make specified earn-out payments to Mr. Ellis based on E-Source's achievement of specified net income targets.

Holdings:

Jurisdiction	Secured Party	Filing No. and Date	Collateral
Nevada Secretary of State	Bank of America Leasing & Capital, LLC	2013005448-2 - 3/1/13 2013005619-5 - Amend - 3/4/13 2013010495-8 - Amend - 4/24/13	Petroleum Process Production Equipment listed in Attached Master Lease Agreement

Pursuant to Article XXIV of that certain Tolling Agreement dated July 1, 2012 between Holdings and KMTEX LLC, as amended by First Amendment dated November 1, 2013, KMTEX LLC has an expressed contract lien upon all materials and products stored and handled under the terms of the agreement, or under any other agreements between Holdings and KMTEX LLC.

Schedule 2 - Page 1

H & H Oil:
Jurisdiction	Secured Party	Filing No. and Date	Collateral
Texas Secretary of State ("TX SOS")	Toyota Motor Credit Corporation	11-0011849378 - 4/20/11	Toyota forklift
TX SOS	Wells Fargo Equipment Finance, Inc.	14-0001563373 - 1/8/14	Leased equipment

Vertex-LA:

Any precautionary Liens arising with respect to that certain Master Lease Agreement No. MEF0659 dated March 3, 2009 between Pacific Western Equipment Finance and Vertex Refining LA, LLC (as successor in interest to Omega Refining, LLC) and the following schedules thereto: (a) Schedule No. 001 dated November 11, 2010, as amended by Amendment No. 1 dated December 20, (b) Schedule No. 003 dated January 20, 2012, as amended by Amendment No. 1 dated April 10, 2012, Amendment No. 2 dated June 20, 2012 and Amendment No. 3 dated March 27, 2013 and (c) Schedule No. 004 dated May 15, 2012, as amended by Amendment No. 1 dated September 28, 2012.

Schedule 2 - Page 2

SCHEDULE 5

Conditions Precedent

1.	Amended and Restated Credit Agreement
Schedule 1Parties, Addresses, and Wiring Information
Schedule 2 Existing Debt and Liens
Schedule 5 Conditions Precedent
Schedule 7.2 Subsidiaries
Schedule 7.5 Litigation
Schedule 7.7 Environmental Matters
Schedule 7.12 Place of Business
Schedule 7.14 Trade Names
Schedule 7.15 Transactions with Affiliates
Schedule 7.17 Material Agreements
Exhibit A Revolving Note
Exhibit B Loan Request
Exhibit C Borrowing Base Certificate
Exhibit D Compliance Certificate
Exhibit E Security Agreement
Exhibit F Corporate Guaranty
2.	Revolving Note ($20,000,000.00)
3.	Amended and Restated Guaranty
4.	Pledge and Security Agreement
5.	Intercreditor Agreement
6.	Earnout Subordination Agreement (Vertex Holdings, L.P.)
7.	Copy of Executed Unit Membership Purchase Agreement
8.	Assignment of Representations, Warranties, Covenants and Indemnities

Schedule 5 - Page 1

9.	Secretary’s Certificate of Holdings
- Certified Articles of Incorporation
- Bylaws
- Resolutions
- Incumbency
10.	Secretary’s Certificate of Vertex-Operating - Certified Certificate of Formation - Operating Agreement - Resolutions - Incumbency
11.	Secretary’s Certificate of VAS
- Certified Articles of Organization
- Operating Agreement
- Resolutions
- Incumbency
12.	Secretary’s Certificate of VMS
- Certified Articles of Organization
- Operating Agreement
- Resolutions
- Incumbency
13.	Partner’s Certificate of CMT
- Certified Certificate of Formation
- Limited Partnership Agreement
- Resolutions
- Incumbency
14.	Partner’s Certificate of Crossroad Carriers
- Certified Certificate of Formation
- Limited Partnership Agreement
- Resolutions
- Incumbency
15.	Partner’s Certificate of Vertex-Recovery
- Certified Certificate of Formation

Schedule 5 - Page 2

- Limited Partnership Agreement
- Resolutions
- Incumbency
16.	Partner’s Certificate of H&H Oil
- Certified Certificate of Formation
- Limited Partnership Agreement
- Resolutions
- Incumbency
17.	Secretary’s Certificate of Vertex-II
- Certified Articles of Organization of Vertex-II
- Limited Liability Company Agreement of Vertex-II
- Resolutions
- Incumbency
18.	Secretary’s Certificate of Vertex-LA - Certified Articles of Organization - Operating Agreement - Resolutions - Incumbency
19.	Secretary’s Certificate of Vertex-NV - Certified Articles of Organization - Operating Agreement - Resolutions - Incumbency
20.	Secretary’s Certificate of GSLW - Certified Articles of Organization - Operating Agreement - Resolutions - Incumbency
21.	Officer’s Closing Certificate (Initial Closing)
22.	Solvency Certificate
23.	Perfection Certificate

Schedule 5 - Page 3

24.	Legal Opinion of Counsel to Borrowers and Corporate Guarantors
- Reinhart Boerner Van Deuren - Stone Pigman Walther Wittman L.L.C. - Dean Allcorn, Esq.
25.	Flow of Funds Memorandum
26.	Field Exam – Inventory
27.
Certificates of Existence/Good Standing/Authority
-  Holdings (Nevada)
-  Vertex-Operating (TX)
-  CMT (TX)
-  Crossroad Carriers (TX)
-  GSLW (Delaware)
-  H&H Oil
-  VAS (Nevada)
-  VMS (California)
-  Vertex-Recovery (TX)
-  Vertex-LA (Louisiana)
-  Vertex-NV (Nevada)
-  Vertex-II (Nevada)

28.
UCC Lien Searches
-  Holdings (Nevada)
-  Vertex-Operating (TX)
-  CMT (TX)
-  Crossroad Carriers (TX)
-  GSLW (Delaware)
-  H&H Oil
-  VAS (Nevada)
-  VMS (California)
-  Vertex-Recovery (TX)
-  Vertex-LA (Louisiana)
-  Vertex-NV (Nevada)
-  Vertex-II (Nevada)

Schedule 5 - Page 4

29.
UCC-1 Financing Statements
-  Holdings (Nevada)
-  Vertex-Operating (TX)
-  CMT (TX)
-  Crossroad Carriers (TX)
-  GSLW (Delaware)
-  H&H Oil
-  VAS (Nevada)
-  VMS (California)
-  Vertex-Recovery (TX)
-  Vertex-LA (Louisiana)
-  Vertex-NV (Nevada)

30.	Payoff Letters - Omega Capital Lease (Tetra Financial Corp.) - Bank of America – Term Loan - Big 4 Investments, LLC - Wells Fargo – Revolver - Guggenheim Corporate Funding, LLC – Term Loan
31.	UCC-3 Terminations
32.	Post-Closing Letter Agreement
33.	Fee Letter
34.	Loan Request
35.	Payment of Lender’s fees and expenses
36.	Due Diligence Review by Lender
37.	Insurance Certificates
a. Liability
b. Casualty
c. Flood, Nueces County
38.	Endorsements to Insurance Policies a. Additional Insured Endorsement b. Loss Payable Endorsement
39.	Release of Liens – Lender a. Harris County b. Nueces County c. Travis County d. Chambers County

Schedule 5 - Page 5

40.	Deed of Trust (Harris County) - Harris County Property
41.	Deed of Trust (Nueces County) - Nueces County Property
42.	Deed of Trust (Travis County) - Travis County Property
43.	Leasehold Deed of Trust (Chambers County) - Chambers County Leasehold Property
44.	Copy of Ground Lease – Chambers County Leasehold Property
45.	Consent to Chambers County Leasehold Deed of Trust
46.
Multiple Indebtedness Leasehold Mortgage to Secure Present and Future Indebtedness, Assignment of Leases and Rents and Security Agreement
-  Jefferson Parish Leasehold Property
-  Plaquemines Parish Leasehold Property

47.	Copies of Leases – - Jefferson Parish Leasehold Property - Plaquemines Parish Leasehold Property
48.
Consents to Multiple Indebtedness Leasehold Mortgages to Secure Present and Future Indebtedness, Assignment of Leases and Rents and Security Agreements
-  Jefferson Parish Leasehold Property
-  Plaquemines Parish Leasehold Property

49.	Surveys
a. Harris County Property
b. Nueces County Property
c. Travis County Property
d. Chambers County Leasehold Property e. Jefferson Parish Leasehold Property f. Plaquemines Parish Leasehold Property
50.
Environmental Reports
a.  Harris County Property
b.  Nueces County Property
c.  Travis County Property
d.  Chambers County Leasehold Property
e.  Jefferson Parish Leasehold Property
f.  Plaquemines Parish Leasehold Property

Schedule 5 - Page 6

51.
Flood Determinations
a.  Harris County Property
b.  Nueces County Property
c.  Travis County Property
d.  Chambers County Leasehold Property
e.  Jefferson Parish Leasehold Property
f.  Plaquemines Parish Leasehold Property

52.	Notice to Borrower in Special Flood Hazard Area (if applicable) a. Nueces County Property
53.
Title Commitment
a.  Harris County Property
b.  Nueces County Property
c.  Travis County Property
d.  Chambers County Leasehold Property
e.  Jefferson Parish Leasehold Property
f.  Plaquemines Parish Leasehold Property

54.	Instruction Letter to Title Companies
55.	Title Company Affidavits
56.	Invoices from Title Companies
57.	Intellectual Property Searches
58.	Patent Security Agreement

Schedule 5 - Page 7

SCHEDULE 7.2

Subsidiaries

Parent	Subsidiary	I/O Shares/Units	% Ownership	Entity Type	Jurisdiction of Incorporation
Vertex-Operating	VMS	1	100%	Limited Liability Company	California
Vertex-Operating	VAS	100,000	100%	Limited Liability Company	Nevada
Vertex-Operating	Vertex-II	N/A	100%	Limited Liability Company	Nevada
Vertex-Operating	Vertex-LA	N/A	100%	Limited Liability Company	Louisiana
Vertex-Operating	Vertex-NV	N/A	100%	Limited Liability Company	Nevada
Vertex-Operating	E-Source	N/A	70%	Limited Liability Company	Texas
Vertex-NV	Golden State Lubricants Works, LLC	N/A	100%	Limited Liability Company	Delaware
VAS	CMT	N/A	100%	Limited Partnership	Texas
VAS	Crossroad Carriers	N/A	100%	Limited Partnership	Texas
Vertex-Recovery	H&H Oil	N/A	100%	Limited Partnership	Texas
VAS	Vertex-Recovery	N/A	100%	Limited Partnership	Texas
Holdings	Vertex-Operating	N/A	100%	Limited Liability Company	Texas

Schedule 7.2

SCHEDULE 7.5

Litigation

Wunderlich Securities, Inc. (“Wunderlich”) has alleged that Holdings owes Wunderlich a fee related to Wunderlich's services in locating financing sources for the Omega Acquisition.  The parties have reached a settlement agreement in principle pursuant to which Holdings will pay Wunderlich $350,000 in exchange for Wunderlich's release of all claims related to this matter.   This settlement should be finalized in writing by not later than June 15, 2014.

Schedule 7.5

SCHEDULE 7.7

Environmental Matters

1.
Marrero Facility.  As indicated below, Omega Refining has demonstrated a prior pattern of non-compliance with respect to its discharge of wastewater from the Marrero, LA facility.  Any liabilities arising out of such instances are "Excluded Liabilities," as such term is defined in the Purchase Agreement.  Vertex-LA expects to operate the facility on a post-closing basis in compliance with applicable Environmental Law and does not anticipate continuing Omega Refining's pattern of non-compliance.

a.
July 31, 2013 - Jefferson Parish Dept. of Environmental Affairs Notice of non-compliance letter regarding Discharge Permit No. JP-SC-0094-011402-M-11-2, exceedence of wastewater discharge limits for oil and grease at parking lot manhole.

b.
July 16, 2013 - Jefferson Parish Dept. of Environmental Affairs Notice of non-compliance regarding Discharge Permit No. JP-SC-0094-011402-M-11-2, exceedence of wastewater discharge limits for oil and grease on March 5-7, 2013, and exceedence of bis (2-ethylhexyl) phthalate on March 5-7, 2013.

c.
April 18, 2013 - Jefferson Parish Dept. of Environmental Affairs Compliance Order, Enforcement Tracking No. 2013-0001 regarding Discharge Permit No. JP-SC-0094-011402-M-11-2, samples taken on May 9, 2012 from manhole with diesel and oil contamination in two Parish lift stations, alleged violations: (i) lack of protection from accidental discharges; (ii) unauthorized discharge; (iii) improper discharges to sanitary sewer; (iv) general prohibition on discharge of pollutants to sewers; (v) prohibition on discharge of oils and grease; (vi) prohibition on discharge of noxious material; (vii) prohibition on discharge of solid or viscous wastes; (viii) prohibition on discharge of toxic substances; (ix) inaccurate discharge permit/application and (x) improper reporting.

d.
June 9, 2008 - The Marrero Facility lacks coverage under the Louisiana Pollutant Discharge Elimination System (LPDES) Multi-Sector General Permit for Storm Water Discharges Associated with Industrial Activities and has not drafted a Storm Water Pollution Prevention Plan to manage storm water discharges at the Marrero Facility to ensure compliance with applicable permit requirements.

Schedule 7.7

SCHEDULE 7.12

Place of Business

Companies:

Place of Business and Chief Executive Office of Companies:

1331 Gemini, Suite 250, Houston, TX 77058

Location of Books and Records of Companies:

1331 Gemini, Suite 250, Houston, TX 77058

Location of Assets for Companies (other than CMT, H&H Oil, and Vertex-LA) (including inventory, equipment and collateral that is or may be fixtures):

1331 Gemini, Suite 250, Houston, TX 77058

Location of Assets for CMT (including inventory, equipment and collateral that is or may be fixtures):

200 Atlantic Pipeline Road, Baytown, TX 77520

Location of Assets for H&H Oil (including inventory, equipment and collateral that is or may be fixtures):

H&H Oil Collection Yard: 20909 FM 685, Pflugerville, TX 78660

H&H Oil Collection Yard: 7311 Decker Drive, Baytown, TX 77523

H&H Oil Collection Yard: 7941 Recycle Drive, Corpus Christi, TX 78409

H&H Oil Storage Yard: 11626 Old Corpus Christi Hwy, San Antonio, TX 78223

Location of Assets for Vertex-LA (including inventory, equipment and collateral that is or may be fixtures):

Vertex-LA Used Oil Re-refinery: 5000 River Road, Marrero, LA 70072

Vertex-LA Used Oil Re-refinery: 278 E. Ravenna Road, Myrtle Grove, LA 70037

Real Property Owned by Companies (other than VAS and Vertex-Recovery):

None.

Real Property Owned by VAS:

7311 Decker Drive, Baytown, TX 78660

20909 FM 685, Pflugerville, TX 78660

Schedule 7.12-1

Real Property Owned by Vertex-Recovery:

7941 Recycle Drive, Corpus Christi, TX 78409

Real Property/Office Space Leased by Companies (other than Vertex-Operating, CMT, Vertex-LA, H&H Oil):

None.

Real Property/Office Space Leased by Vertex-Operating:

1331 Gemini, Suite 250, Houston, Texas 77058

Real Property/Office Space Leased by CMT:

200 Atlantic Pipeline Road, Baytown, TX 77520

Real Property/Office Space Leased by Vertex-LA:

5000 River Road, Marrero, LA 70072

278 E. Ravenna Road, Myrtle Grove, LA 70037

Real Property/Office Space Leased by GSLW:

1134 Manor Street, Oildale, CA 93308

Real Property/Office Space Leased by H&H Oil:

11626 Old Corpus Christi Hwy, San Antonio, TX 78223

Schedule 7.12-2

SCHEDULE 7.14

Trade Names

Vertex Recovery
H & H Oil
CMT
Crossroad Carriers

Schedule 7.14

SCHEDULE 7.15

Transactions with Affiliates

None.

Schedule 7.15

SCHEDULE 7.17

Material Contracts

1.           Related Agreements

2.
Third Amended Company Agreement for E-Source Holdings, LLC dated effective as of January 1, 2014 between Vertex Energy Operating, LLC (as successor in interest to Vertex Energy, Inc.) and BBP Landtex Group, LLC

3.	Tolling Agreement dated July 1, 2012 between Holdings and KMTEX LLC, as amended by First Amendment dated November 1, 2013

4.	Master Lease Agreement No. 253640900000 dated February 27, 2013 between Holdings and Banc of America Leasing & Capital, LLC and Schedule No. 001 dated April 22, 2013

5.	Lease Agreement dated May 9, 2009 between Cole Gemini, Ltd. and VAS (successor in interest to Vertex Holdings L.P.), as amended by First Amendment to Office Lease Agreement dated June 8, 2012

6.           CMT Lease

7.           Vertex-LA Jefferson Parish Lease

8.           Vertex-LA Plaquemines Parish Lease

9.
Schedule No. 004 dated May 15, 2012, as amended by Amendment No. 1 dated September 28, 2012, to Master Lease Agreement No. MEF0659 dated March 3, 2009 between Pacific Western Equipment Finance and Vertex-LA (as successor in interest to Omega Refining, LLC)

10.	Unit Purchase Agreement dated August 14, 2012 among Holdings, VAS, Vertex Holdings, L.P. and B & S Cowart Family L.P.

11.	Limited Liability Membership Purchase Agreement dated effective October 1, 2013 among Kevin Ellis, Holdings, and E-Source Holdings, LLC

12.
Terminaling Services Agreement dated May 1, 2008 between Magellan Terminals Holdings, L.P. (f/k/a Marrero Terminal LLC) (“Magellan”) and Vertex-LA (as successor in interest to Omega Refining, LLC (the “Marrero TSA”)

13.
Operation and Maintenance Agreement dated November 3, 2010 between Magellan and Vertex-LA (as successor in interest to Omega Refining, LLC (the “Marrero Operation Agreement,” and collectively with the Vertex-LA Jefferson Parish Lease, the “Marrero Agreements”)

14.	Joint Marketing Agreement dated April 10, 2011 between Rio Energy International, Inc. and Holdings

Schedule 7.17

EXHIBIT A

REVOLVING NOTE

$20,000,000	Houston, Texas	As of ______________

FOR VALUE RECEIVED, VERTEX ENERGY, INC., a Nevada corporation, and VERTEX ENERGY OPERATING, LLC, a Texas limited liability company (each, a “Borrower”, and collectively, the “Borrowers”), hereby promise to pay to the order of Bank of America, N.A. (“Lender”) on or before the Revolving Credit Termination Date, the principal amount of $20,000,000 or so much thereof as may then be outstanding under this note, together with interest, as described below.

This note has been executed and delivered under, and is subject to the terms of, the Amended and Restated Credit Agreement dated as of May 2, 2014 (as amended, supplemented or restated from time to time, the “Credit Agreement”), between Borrowers and Lender and is the “Revolving Note” referred to in the Credit Agreement.  Unless defined in this note, or the context requires otherwise, capitalized terms used in this note have the meanings given them in the Credit Agreement.  Reference is made to the Credit Agreement for provisions affecting this note regarding applicable interest rates, principal and interest payment dates, final maturity, voluntary and mandatory prepayments, acceleration of maturity, exercise of rights, payment of attorneys’ fees, court costs and other costs of collection, certain waivers by Borrowers and others now or hereafter obligated for payment of any sums due under this note, and security for the payment of this note.  This note is a Loan Document and, therefore, is subject to the applicable provisions of Section 13 of the Credit Agreement, all of which applicable provisions are incorporated into this note by reference as if set forth in this note verbatim.

Specific reference is made to Section 3.6 of the Credit Agreement for usury savings provisions.

The rights and obligations of Borrowers and Lender shall be determined solely from written agreements, documents, and instruments, and any prior oral agreements between Borrowers and Lender are superseded by and merged into such writings.  this note, the Credit Agreement and the other written loan documents executed by Borrowers and Lender (or by Borrowers for the benefit of Lender) represent the final agreement between Borrowers and Lender and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by the parties.  there are no unwritten oral agreements between the parties.

This note must be construed — and its performance enforced — under Texas law.

This Revolving Note is issued in replacement (but is not a novation of) that certain Revolving Note dated August 31, 2012 and payable to the order of Bank of America, N.A., a national banking association in the principal amount of $10,000,000.

[Signatures are on the following page.]

Exhibit A

EXECUTED as of the date first written above.

BORROWERS:

VERTEX ENERGY, INC.,
a Nevada corporation

By: ____________________________
Name: __________________________
Title: ___________________________

VERTEX ENERGY OPERATING, LLC,
a Texas limited liability company

By: _____________________________
Name: ___________________________
Title: ____________________________

Signature Page to Revolving Note

EXHIBIT B

LOAN REQUEST

_____________, 20____

Bank of America, N.A.
700 Louisiana, 8th Floor
Houston, Texas  77002
Attn:  Rebecca L. Hetzer

Reference is made to the Amended and Restated Credit Agreement dated as of May 2, 2014 (as amended, supplemented or restated from time to time, the “Credit Agreement”), between the undersigned and Bank of America, N.A. (“Lender”).  Capitalized terms used but not defined in this Loan Request shall have the meanings given them in the Credit Agreement.  The undersigned hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that it requests a Loan under the Credit Agreement on the following terms:

(A)           Loan Date (a Business Day) ♦
(B)           Principal Amount of Loan♦♦
(C)           Type of Loan♦♦♦

Borrowers hereby certify that the following statements are true and correct on the date of this Loan Request, and will be true and correct on the Loan Date specified above after giving effect to such Loan:  (a) all of the representations and warranties in the Loan Documents are true and correct in all material respects (except to the extent that they speak to a specific date); (b) no Material Adverse Effect exists; and (c) no Default or Event of Default exists.

[Signature is on the following page.]

_________________________

♦ Must be received by Lender no later than 11:00 a.m. on the proposed Loan Date.
♦♦ Each Loan under the Revolving Credit Facility must be an amount not less than $50,000 or a greater integral multiple of $10,000.
♦♦♦ Base Rate Loan or LIBOR Loan.

Exhibit B

Very truly yours,

BORROWERS:

VERTEX ENERGY, INC.,
a Nevada corporation

By: ____________________________
Name: __________________________
Title: ___________________________

VERTEX ENERGY OPERATING, LLC,
a Texas limited liability company

By: _____________________________
Name: ___________________________
Title: ____________________________

Signature Page to Loan Request

EXHIBIT C

BORROWING BASE CERTIFICATE

____________, 20___

Bank of America, N.A.
700 Louisiana, 8th Floor
Houston, Texas  77002
Attn: Rebecca L. Hetzer

This Borrowing Base Certificate is being delivered to Bank of America, N.A. (“Lender”) under the terms of that certain Amended and Restated Credit Agreement dated as of May 2, 2014 (as amended, restated, or supplemented from time to time, the “Credit Agreement”), between the undersigned and Lender.  Capitalized terms used but not defined in this Borrowing Base Certificate shall have the meanings given such terms in the Credit Agreement.

I certify that (a) I am a Responsible Officer of each Borrower on the date hereof; (b) no Default or Event of Default exists; (c) a review of the activities of the Companies during the [month] ended _____________ (the “Subject Period”) has been made under my supervision with a view to determine the amount of the current Borrowing Base; (d) the accounts receivable of each Company included in the Eligible Accounts, and the inventory of each Company included in the Eligible Inventory, meet all conditions to qualify as “Eligible Accounts,” “Eligible Inventory”, respectively, set out in the Credit Agreement and all the representations and warranties set out in the Credit Agreement with respect thereto are true and correct; (e) the information and calculation of the Borrowing Base on Schedule 1 attached hereto is true and correct as of the last day of the Subject Period; and (f) attached as Schedule 2 to this Borrowing Base Certificate is a schedule of the Companies’ accounts receivable aging report.

[Signatures are on the following page.]

Exhibit C

Executed as of the date first written above.

BORROWERS:

VERTEX ENERGY, INC.,
a Nevada corporation

By: ____________________________
Name: __________________________
Title: ___________________________

VERTEX ENERGY OPERATING, LLC,
a Texas limited liability company

By: _____________________________
Name: ___________________________
Title: ____________________________

Attachments:

Schedule 1 – Borrowing Base Calculation
Schedule 2 – Accounts Receivable Aging Report

Signature Page to Borrowing Base Certificate

SCHEDULE 1
TO
BORROWING BASE CERTIFICATE

Borrowing Base Calculation

[See attached]

Schedule 1 to Borrowing Base Certificate

SCHEDULE 2
TO
BORROWING BASE CERTIFICATE

Accounts Receivable Aging Report

[See attached]

Schedule 2 to Borrowing Base Certificate

EXHIBIT D

COMPLIANCE CERTIFICATE

FOR _________ ENDED ____________, 20___

Bank of America, N.A.
700 Louisiana, 8th Floor
Houston, Texas  77002
Attn: Rebecca L. Hetzer

Reference is made to the Amended and Restated Credit Agreement dated as of May 2, 2014 (as amended, supplemented or restated from time to time, the “Credit Agreement”), between Vertex Energy, Inc., a Nevada corporation, and Vertex Energy Operating, LLC, a Texas limited liability company (each, a “Borrower”, and collectively, the “Borrowers”), and Bank of America, N.A. (“Lender”).  Capitalized terms used but not defined in this Compliance Certificate shall have the meanings given such terms in the Credit Agreement.

This certificate is delivered pursuant to Section 8.1 of the Credit Agreement.

I certify to Lender that I am the __________________1 of each Borrower, on the date hereof and that:

1.           The financial statements attached to this Compliance Certificate were prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Companies as at the dates indicated and the statements of operations of the Companies for the periods indicated (the “Subject Period”).

2.           During the Subject Period, no Default has occurred which has not been cured or waived (except for any Defaults described on the attached Schedule 2).

3.           Evidence of compliance by the Companies with the financial covenants of Section 10 of the Credit Agreement as of the last day of the Subject Period is set out on the attached calculation work sheet attached as Schedule 1.

[Signatures are on the following page.]

________________________

1. Must be a Responsible Officer.

Exhibit D

Very truly yours,

BORROWERS:

VERTEX ENERGY, INC.,
a Nevada corporation

By: ____________________________
Name: __________________________
Title: ___________________________

VERTEX ENERGY OPERATING, LLC,
a Texas limited liability company

By: _____________________________
Name: ___________________________
Title: ____________________________

Attachments:
Schedule 1 – Financial Covenant Calculation Worksheet
Schedule 2 – Default Disclosures

Signature Page to Compliance Certificate

SCHEDULE 1

Financial Covenant Calculation Worksheet

[To Be Attached.]

Exhibit D – Schedule 1

SCHEDULE 2

Default Disclosures

Exhibit D – Schedule 2

EXHIBIT E

PLEDGE AND SECURITY AGREEMENT

[Attached.]

Exhibit E

EXHIBIT F

[AMENDED AND RESTATED] GUARANTY

This [Amended and Restated] Guaranty (as amended, supplemented, or restated, this “Guaranty”) is executed as of May 2, 2014, by CEDAR MARINE TERMINALS, LP, a Texas limited partnership (“CMT”), CROSSROAD CARRIERS, L.P., a Texas limited partnership (“Crossroad Carriers”), GOLDEN STATE LUBRICANTS WORKS, LLC, a Delaware limited liability company (“GSLW”), H & H OIL, L. P., a Texas limited partnership (“H&H Oil”), VERTEX ACQUISITION SUB, LLC, a Nevada limited liability company (“VAS”), VERTEX MERGER SUB, LLC, a California limited liability company (“VMS”), VERTEX RECOVERY, L.P., a Texas limited partnership (“Vertex-Recovery”), VERTEX REFINING LA, LLC, a Louisiana limited liability company (“Vertex-LA”), VERTEX REFINING NV, LLC, a Nevada limited liability company (“Vertex-NV”), and VERTEX II GP, LLC, a Nevada limited liability company (“Vertex-II” and together with CMT, Crossroads Carriers, GSLW, H&H Oil, VAS, VMS, Vertex-Recovery, Vertex-LA, and Vertex-NV, each a “Guarantor”, and collectively, the “Guarantors”) for the benefit of BANK OF AMERICA, N.A., as lender (“Lender”).

RECITALS

A.           Vertex Energy, Inc., a Nevada corporation, and Vertex Energy Operating, LLC, a Texas limited liability company (each, a “Borrower”, and collectively, the “Borrowers”), as borrowers, and Lender, as lender, have entered into that certain Amended and Restated Credit Agreement dated of even date herewith (as amended, supplemented or restated, the “Credit Agreement”), together with certain other Loan Documents.

B.           Each Guarantor is a direct or indirect subsidiary or an affiliate of Borrowers and expects to benefit, directly and indirectly, from Lender’s extending credit to Borrowers under the Credit Agreement.

C.           In each Guarantor’s judgment, the value of the consideration received and to be received by such Guarantor under the Loan Documents is reasonably worth at least as much as its liability and obligation under this Guaranty, and such liability and obligation may reasonably be expected to benefit such Guarantor directly or indirectly.

D.           It is expressly understood among Borrowers, Guarantors, and Lender that the execution and delivery of this Guaranty is a condition precedent to Lender’s obligations to extend credit under the Credit Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Guarantor guarantees to Lender the prompt payment at maturity (by acceleration or otherwise), and at all times thereafter, of the Guaranteed Obligation, as follows:

1.           Definitions.  Each capitalized term used but not defined in this Guaranty shall have the meaning given that term in the Credit Agreement.  The following terms shall have the following meanings as used in this Guaranty:

Borrowers has the meaning given in Recital A and includes, without limitation, each Borrower’s successors and assigns, each Borrower as a debtor-in-possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party hereafter appointed for any Borrower or for all or any portion of any Borrower’s assets pursuant to any liquidation, conservatorship,

Exhibit F - Page 1

bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Debtor Relief Law from time to time in effect.

Company Debt means all obligations of each Borrower to any Guarantor, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, now existing or arising after the date of this Guaranty, due or to become due to any Guarantor, or held or to be held by any Guarantor, whether created directly or acquired by assignment or otherwise, and whether or not evidenced by written instrument including the obligation of each  Borrower to any Guarantor as a subrogee of the Lender or resulting from any Guarantor’s performance under this Guaranty.

Guaranteed Obligation means any and all existing and future indebtedness and liabilities of every kind, nature, and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of Borrowers to the Lender arising under the Credit Agreement and the other Loan Documents, including, the Obligation (as defined in the Credit Agreement) and any premium and all interest (including, without limitation, interest accruing before and after maturity, before and after an Event of Default, and during the pendency of any bankruptcy, receivership, insolvency or other similar proceeding under any applicable Debtor Relief Law (regardless whether such interest is allowed in such proceeding)), and any and all costs, attorney and paralegal fees and expenses reasonably incurred by Lender (a) in connection with any waiver, amendment, consent or default under the Loan Documents, or (b) to enforce any Borrower’s, any Guarantor’s, or any other obligor’s payment of any portion of the Guaranteed Obligation.

Paid in Full or Payment in Full means that the Guaranteed Obligation is completely paid (including principal, interest, fees and expenses), and all commitments to lend or issue letters of credit under the Credit Agreement have terminated.

2.           Guaranty.  Each Guarantor hereby guarantees the prompt payment and performance of the Guaranteed Obligation when due (at the stated maturity, upon acceleration, or otherwise) and at all times thereafter.  This is an absolute, unconditional, irrevocable and continuing guaranty of payment (and not of collection) of the Guaranteed Obligation which will remain in effect until the Guaranteed Obligation is Paid in Full.  The circumstance that at any time or from time to time all or any portion of the Guaranteed Obligation may be paid in full shall not affect the Guarantors’ obligation with respect to the Guaranteed Obligation thereafter incurred.  No Guarantor may rescind or revoke its obligations to Lender under this Guaranty with respect to the Guaranteed Obligation.  At the Lender’s option, all payments under this Guaranty shall be made to the office of Lender and in U.S. Dollars.

3.           Default by any Borrower.  If an Event of Default exists, Guarantors shall pay the amount of the Guaranteed Obligation then due and payable to Lender on demand and without (a) further notice of dishonor to any Guarantor, (b) any prior notice to any Guarantor of the acceptance by Lender of this Guaranty, (c) any notice having been given to any Guarantor prior to such demand of the creating or incurring of such Debt, or (d) notice of intent to accelerate or notice of acceleration to any Guarantor or any Borrower.  To enforce such payment by Guarantors it shall not be necessary for Lender to first or contemporaneously institute suit or exhaust remedies against Borrowers or others liable on such Debt, or to enforce rights against any security or collateral ever given to secure such Debt.

4.           Amount of Guaranty and Consideration.  The Lender’s books and records showing the amount of the Guaranteed Obligation shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors and conclusive for the purpose of establishing the amount of the Guaranteed Obligation.  In consummating the transactions contemplated by the Credit Agreement,

Exhibit F - Page 2

Guarantors do not intend to disturb, delay, hinder, or defraud either any of their present or future creditors.  Each Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of each Borrower and is familiar with the value of the security and support for the payment and performance of the Guaranteed Obligation.  Based upon such examination, and taking into account the fairly discounted value of each Guarantor’s contingent obligations under this Guaranty and the value of the subrogation and contribution claims any Guarantor could make in connection with this Guaranty, and assuming each of the transactions contemplated by the Credit Agreement is consummated and Borrowers make full use of the credit facilities thereunder, the present realizable fair market value of the assets of each Guarantor exceeds the total obligations of each such Guarantor, and each Guarantor is able to realize upon its assets and pay its obligations as such obligations mature in the normal course of business.  Each Guarantor represents and warrants to Lender that the value of consideration received and to be received by it is reasonably worth at least as much as its liability under this Guaranty, and such liability may reasonably be expected to benefit each Guarantor, directly or indirectly.

5.           Avoidance Limitation.  The obligations of Guarantors under this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Guaranty subject to avoidance under Section 548 of the U.S. Bankruptcy Code or any comparable provisions of any applicable state law.

6.           Liability for Other Debt of any Borrower.  If any Guarantor becomes liable for any Debt owing by any Borrower to Lender, by endorsement or otherwise, other than under this Guaranty, such liability shall not be impaired or affected by this Guaranty and the rights of Lender under this Guaranty shall be cumulative of any and all other rights that Lender may ever have against Guarantors.

7.           Subordination.  Each Guarantor hereby expressly subordinates all Company Debt to the Payment in Full of the Guaranteed Obligation.  Each Guarantor agrees not to receive or accept any payment from any Borrower with respect to the Company Debt at any time an Event of Default exists and, in the event any Guarantor receives any payment on the Company Debt in violation of the foregoing, such Guarantor shall hold any such payment for the benefit of Lender and promptly turn it over to Lender, in the form received (with any necessary endorsements), to be applied to the Guaranteed Obligation.  If Lender so requests, any such Company Debt shall be enforced and all amounts received by any Guarantor shall be received in trust for the Lender and the proceeds thereof shall be paid over to the Lender on account of the Guaranteed Obligation, but without reducing or affecting in any manner the liability of Guarantors under this Guaranty.

8.           Subrogation and Contribution.

(a)           Until the Guaranteed Obligation is Paid In Full, each Guarantor agrees that it will not assert, enforce, or otherwise exercise (i) any right of subrogation to any of the rights or liens of Lender or any other beneficiary against any Borrower or any other obligor on the Guaranteed Obligation or any Collateral or other security, or (ii) any right of recourse, reimbursement, subrogation, contribution, indemnification, or similar right against any Borrower or any other obligor or other guarantor on all or any part of the Guaranteed Obligation (whether such rights in clause (i) or clause (ii), or under clause (b) below, arise in equity, under contract, by statute, under common law, or otherwise).

(b)           To the extent that any Guarantor makes a payment (a “Guarantor Payment”) of all or any portion of the Guaranteed Obligation, then such Guarantor shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors in an amount, for each such Guarantor, equal to a fraction of such Guarantor Payment, the numerator of

Exhibit F - Page 3

which is such Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all Guarantors.

(c)           As of any date of determination, the “Allocable Amount” of each Guarantor shall be equal to the maximum amount of liability which could be asserted against such Guarantor under this Guaranty with respect to the applicable Guarantor Payment without (i) rendering such Guarantor “insolvent”, (ii) leaving such Guarantor with unreasonably small capital, or (iii) leaving such Guarantor unable to pay its debts as they become due, in each case, under or within the meaning of any Debtor Relief Law.

9.           Enforceability of Guaranty; No Release.

(a)           This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligation or any instrument or agreement evidencing any part of the Guaranteed Obligation, or by the existence, validity, enforceability, perfection, or extent of any Collateral securing the Guaranteed Obligation, or by any fact or circumstance relating to the Guaranteed Obligation which might otherwise constitute a defense to the obligations of the Guarantors under this Guaranty.

(b)           Each Guarantor agrees that the Lender may, at any time and from time to time, and without notice to any Guarantor, make any agreement with the Borrowers or with any other Person or entity liable on any of the Guaranteed Obligation or providing collateral as security for the Guaranteed Obligation, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligation or any Collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligation or the provision of Collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of the Guarantors under this Guaranty.

(c)           Each Guarantor hereby agrees its obligations under the terms of this Guaranty shall not be released, discharged, diminished, impaired, reduced or otherwise adversely affected by any of the following: (a) Lender’s taking or accepting of any other security or guaranty for any or all of the Guaranteed Obligation; (b) any release, surrender, exchange, subordination or loss of any security at any time existing in connection with any or all of the Guaranteed Obligation; (c) any full or partial release of the liability of any other obligor on the Obligation; (d) the insolvency, becoming subject to any Debtor Relief Law, or lack of corporate power of any Borrower or any party at any time liable for the payment of any or all of the Guaranteed Obligation; (e) any renewal, extension or rearrangement of the payment of any or all of the Guaranteed Obligation, either with or without notice to or consent of any Guarantor, or any adjustment, indulgence, forbearance, or compromise that may be granted or given by Lender to any Borrower, any Guarantor, or any other obligor on the Obligation; (f) any neglect, delay, omission, failure or refusal of Lender to take or prosecute any action for the collection of all or any part of the Guaranteed Obligation or to foreclose or take or prosecute any action in connection with any instrument or agreement evidencing or securing any or all of the Guaranteed Obligation; (g) any failure of Lender to give any Guarantor notice of any of the foregoing it being understood that Lender shall not be required to give any Guarantor any notice of any kind under any circumstances with respect to or in connection with the Guaranteed Obligation, other than any notice expressly required to be given to Guarantors under this Guaranty; (h) the unenforceability of all or any part of the Guaranteed Obligation against any Borrower by reason of the fact that the Guaranteed Obligation (or the interest on the Guaranteed Obligation) exceeds the amount permitted by Law, the act of creating the Guaranteed Obligation, or any part thereof, is ultra vires, or the officers creating same exceeded their authority or violated their fiduciary

Exhibit F - Page 4

duties in connection therewith; (i) any payment of the Obligation to Lender is held to constitute a preference under any Debtor Relief Law or if for any other reason Lender is required to refund such payment or make payment to someone else (and in each such instance this Guaranty shall be reinstated in an amount equal to such payment); or (j) any discharge, release, or other forgiveness of any Borrower’s personal liability for the payment of the Guaranteed Obligation.

10.           Exercise of Rights and Waiver.

(a)           No failure by Lender to exercise, and no delay in exercising, any right or remedy under this Guaranty shall operate as a waiver thereof.  The exercise by Lender of any right or remedy under this Guaranty under the Loan Documents, or other instrument, or at Law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.  The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law or in equity.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

(b)           The obligations of each Guarantor under this Guaranty are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligation. Each Guarantor waives diligence by Lender and action on delinquency in respect of the Guaranteed Obligation or any part thereof, including any provisions of laws requiring Lender to exhaust any right or remedy or to take any action against Borrowers, any other Guarantor, or any other Person before enforcing this Guaranty against any Guarantor.  Each Guarantor hereby waives all rights by which it might be entitled to require suit on an accrued right of action in respect of any of the Guaranteed Obligation or require suit against any Borrower or others, whether arising pursuant to Section 43.002 of the Texas Civil Practice and Remedies Code (regarding Guarantors’ right to require Lender to sue any Borrower on accrued right of action following Guarantors’ written notice to Lender), Section 17.001 of the Texas Civil Practice and Remedies Code, as amended (allowing suit against Guarantor without suit against Borrowers, but precluding entry of judgment against Guarantors prior to entry of judgment against Borrowers), Rule 31 of the Texas Rules of Civil Procedure, as amended (requiring Lender to join Borrowers in any suit against Guarantors unless judgment has been previously entered against Borrowers), or otherwise.

(c)           Each Guarantor waives notice of acceptance of this Guaranty, notice of any loan to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or nonpayment of any loan, notice of intent to accelerate, notice of acceleration, and notice of any suit or notice of the taking of other action by Lender against any Borrower, any Guarantor, or any other person and any notice to any party liable thereon (including any Guarantor), without reducing or affecting in any manner the liability of the Guarantors under this Guaranty.

11.           Information.  Each Guarantor agrees to furnish promptly to the Lender any and all financial or other information regarding such Guarantor or its property as the Lender may reasonably request in writing.

12.           Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Guaranteed Obligation is stayed, upon the insolvency, bankruptcy or reorganization of any Borrower or any other Person, or otherwise, all such amounts shall nonetheless be payable by Guarantors immediately upon demand by Lender.

13.           Expenses.  Each Guarantor shall pay on demand all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) in any way relating to the enforcement or protection of the Lender’s rights under this Guaranty, including any incurred in the preservation, protection or enforcement

Exhibit F - Page 5

of any rights of the Lender in any case commenced by or against any Guarantor under Title 11, United States Code or any similar or successor statute.  The obligations of the Guarantors under the preceding sentence shall survive termination of this Guaranty.

14.           Amendments.  No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by Lender and Guarantors.

15.           Reliance and Duty to Remain Informed.  Each Guarantor confirms that it has executed and delivered this Guaranty after reviewing the terms and conditions of the Credit Agreement and the other Loan Documents and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty.  Each Guarantor confirms that it has made its own independent investigation with respect to each Borrower’s creditworthiness and is not executing and delivering this Guaranty in reliance on any representation or warranty by Lender as to such creditworthiness.  Each Guarantor expressly assumes all responsibilities to remain informed of the financial condition of each Borrower and any circumstances affecting (a) any Borrower’s ability to perform under the Loan Documents to which any Borrower is a party or (b) any collateral securing all or any part of the Guaranteed Obligation.

16.           Change in any Guarantor’s Status.  Should any Guarantor become insolvent, or fail to pay its debts generally as they become due, or voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Debtor Relief Law or become a party to (or be made the subject of) any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights of Lender granted under this Guaranty, then, in any such event, the Guaranteed Obligation shall be, as between Guarantors and Lender, a fully matured, due, and payable obligation of Guarantors to Lender (without regard to whether an Event of Default exists or whether the Guaranteed Obligation, or any part thereof is then due and owing by any Borrowers to Lender), payable in full by Guarantors to Lender upon demand, which shall be the estimated amount owing in respect of the contingent claim created under this Guaranty.

17.           Representations and Warranties.  Each Guarantor acknowledges that certain representations and warranties set out in the Credit Agreement are in respect of it, and each Guarantor reaffirms that each such representation and warranty is true and correct.

18.           Covenants.  Each Guarantor acknowledges that certain covenants set forth in the Credit Agreement are in respect of it or shall be imposed upon it, and each Guarantor covenants and agrees to promptly and properly perform, observe, and comply with each such covenant.

19.           INDEMNITY.  Each Guarantor shall indemnify, protect, and hold Lender and its parent, subsidiaries, directors, officers, employees, representatives, agents, successors, permitted assigns, and attorneys (collectively, the “indemnified parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, and proceedings and all costs, expenses (including, without limitation, all reasonable attorneys’ fees and legal expenses whether or not suit is brought), and reasonable disbursements of any kind or nature (the “indemnified liabilities”) that may at any time be imposed on, incurred by, or asserted against the indemnified parties, in any way relating to or arising out of (a) the direct or indirect result of the violation by any Borrower of any Environmental Law, (b) any Borrower’s generation, manufacture, production, storage, release, threatened release, discharge, disposal, or presence in connection with its properties of a Hazardous materials (including, without limitation, (i) all damages from any use, generation, manufacture, production, storage, release,

Exhibit F - Page 6

threatened release, discharge, disposal, or presence, or (ii) the costs of any environmental investigation, monitoring, repair, cleanup, or detoxification and the preparation and implementation of any closure, remedial, or other plans), or (c) the Loan Documents or any of the transactions contemplated therein.  However, although each indemnified party shall be indemnified under the Loan Documents for its own ordinary negligence, no indemnified party has the right to be indemnified under the Loan Documents for its own fraud, gross negligence, or willful misconduct.  The provisions of and undertakings and indemnification set forth in this Section 19 shall survive the Payment in Full of the Guaranteed Obligation and termination of this Guaranty.

20.           Offset Claims.  The Guaranteed Obligation shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense (except for the defense of Payment in Full of the Guaranteed Obligation) of any Borrower or any other party against Lender or against payment of the Guaranteed Obligation, whether such offset, claim, or defense arises in connection with the Guaranteed Obligation or otherwise.  Such claims and defenses include, without limitation, failure of consideration, breach of warranty, fraud, statute of frauds, bankruptcy, infancy, statute of limitations, lender liability, accord and satisfaction, and usury.

21.           Setoff.  If and to the extent any payment is not made when due under this Guaranty, Lender may setoff and charge from time to time any amounts so due against any or all of any Guarantor’s accounts or deposits with Lender.

22.           Binding Agreement.  This Guaranty is for the benefit of Lender and its successors and assigns.  Each Guarantor acknowledges that in the event of an assignment of the Guaranteed Obligation or any part thereof in accordance with the Credit Agreement, the rights and benefits under this Guaranty, to the extent applicable to the Debt so assigned, may be transferred with such Debt.  This Guaranty is binding on each Guarantor and its successors and permitted assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of Lender (and any attempted assignment without such consent shall be void).

23.           Notices.  All notices required or permitted to be given under this Guaranty, if any, must be in writing and shall or may, as the case may be, be given in the same manner as notice is given under the Credit Agreement as follows:

If to Lender:

Bank of America, N.A.
700 Louisiana, 8th Floor
Houston, Texas  77002
Telephone No.: 713-247-6004
Facsimile No.: 804-264-0127
Attention:  Rebecca L. Hetzer

with a copy to:

Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Telephone No.: 713-226-6685
Facsimile No.: 713-226-6285

Exhibit F - Page 7

Attention:  Joyce K. Soliman

If to Borrowers:

Vertex Energy, Inc.
Vertex Energy Operating, LLC
1331 Gemini, Suite 250
Houston, Texas  77058
Telephone No.: (281) 486-4182
Facsimile No.: (281) 486-0217
Attention:  Chris Carlson

with a copy to:

Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 1700
Milwaukee, Wisconsin 53202
Telephone No.: (414) 298-8227
Facsimile No.: (414) 298-8097
Attention:  Timothy Reardon

If to Guarantors:

c/o Vertex Energy, Inc.
1331 Gemini, Suite 250
Houston, Texas  77058
Telephone No.: (281) 486-4182
Facsimile No.: (281) 486-0217
Attention:  Chris Carlson

with a copy to:

Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 1700
Milwaukee, Wisconsin 53202
Telephone No.: (414) 298-8227
Facsimile No.: (414) 298-8097
Attention:  Timothy Reardon

Subject to the terms of the Credit Agreement, by giving at least 30 days written notice, any party to this Guaranty shall have the right from time to time and at any time while this Guaranty is in effect to change its addresses or fax numbers and each shall have the right to specify a different address or fax number within the United States of America.  Nothing in this Section 23 shall be construed to require any notice to any Guarantor not otherwise expressly required in this Guaranty.

24.           Termination.  Subject to Section 25 regarding reinstatement, this Guaranty shall terminate and be released upon the earlier occurrence of the date the Guaranteed Obligation is Paid In Full.

Exhibit F - Page 8

25.           Reinstatement.  Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligation is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or any other Person or otherwise, as if such payment had not been made and whether or not the Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

26.           Governing Law.  THIS GUARANTY IS TO BE CONSTRUED — AND ITS PERFORMANCE ENFORCED — UNDER TEXAS LAW.

27.           Arbitration; Waiver of Jury Trial.  This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.”  This Dispute Resolution Provision is a material inducement for the parties entering into this Guaranty.

(a)           This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Guaranty (including any renewals, extensions or modifications); or (ii) any document related to this Guaranty (collectively a “Claim”).  For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of Lender involved in the servicing, management or administration of any obligation described or evidenced by this Guaranty.

(b)           At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”).  The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)           Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision.  In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, Lender may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)           The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)           The arbitrator(s) will give effect to statutes of limitation in determining any Claim and shall dismiss the arbitration if the Claim is barred under the applicable statutes of

Exhibit F - Page 9

limitation. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision.  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)           This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)           The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)           Any arbitration or court trial (whether before a judge or jury) of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”).  The Class Action Waiver precludes any party from participating in or being represented in any class or representative action regarding a Claim.  Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator.  The parties to this agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.  THE PARTIES ACKNOWLEDGE AND AGREE THAT UNDER NO CIRCUMSTANCES WILL A CLASS ACTION BE ARBITRATED.

(i)           By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim.  This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable.  WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

28.           No Oral Agreements.  The Rights And Obligations Of The Parties Hereto Shall Be Determined Solely From Written Agreements, Documents, And Instruments, And Any Prior Oral Agreements Among The Parties Are Superseded By And Merged Into Such Writings.  This Guaranty (As Amended In Writing From Time To Time) The Credit Agreement, And The Other Written Loan Documents Executed By Borrowers, Lender, or Guarantors (Or By Borrowers Or Guarantors For The Benefit Of Lender) Represent The Final Agreement Among Borrowers, Guarantors, And Lender And May Not Be Contradicted By Evidence Of Prior, Contemporaneous, Or Subsequent Oral Agreements By The Parties.  There Are No Unwritten Oral Agreements Between The Parties.

Exhibit F - Page 10

29.           [Amendment and Restatement.  This Amended and Restated Corporate Guaranty amends and restates in its entirety that certain Corporate Guaranty dated as of August 31, 2012, executed by VAS, CMT, Crossroad Carriers, Vertex-Recovery, H&H Oil, and Vertex II in favor of Lender.]

[Signatures are on the following page.]

Exhibit F - Page 11

EXECUTED as of the date first written above.

GUARANTORS:

GOLDEN STATE LUBRICANTS WORKS, LLC,
a Nevada limited liability company

By: _______________________
Name: _____________________
Title: ______________________

VERTEX ACQUISITION SUB, LLC,
a Nevada limited liability company

By: _______________________
Name: _____________________
Title: ______________________

VERTEX MERGER SUB, LLC,
a California limited liability company

By: _______________________
Name: _____________________
Title: ______________________

VERTEX REFINING LA, LLC,
a Louisiana limited liability company

By: _______________________
Name: _____________________
Title: ______________________

VERTEX REFINING NV, LLC,
a Nevada limited liability company

By: _______________________
Name: _____________________
Title: ______________________

Signature Page to [Amended and Restated] Guaranty

VERTEX II GP, LLC,
a Nevada limited liability company

By: _______________________
Name: _______________________
Title: _______________________

CEDAR MARINE TERMINALS, LP
CROSSROAD CARRIERS, L.P.
H & H OIL, L.P.
VERTEX RECOVERY, L.P.,
each a Texas limited partnership

By: Vertex II GP, LLC,
a Nevada limited liability company,
sole general partner of each of the above

By: _______________________
Name: _____________________
Title: ______________________

Signature Page to [Amended and Restated] Guaranty